Exhibit 1

Creative Technology Ltd.

9 October 2006

Dear Shareholder,

ANNUAL GENERAL MEETING

You are cordially invited to attend the Annual General Meeting (“AGM”) of Creative Technology Ltd (“Creative” or the “Company”) to be held in Singapore on Tuesday, 31 October 2006 at 31 International Business Park, Creative Resource, Singapore 609921. The AGM is to be held at 10.30 a.m. (Singapore time).

We enclose the following documents for your careful review:

(1)	Notice of AGM to be held in Singapore, together with a Proxy Statement, Proxy Form for use at the AGM and Appendices A, B(1) and B(2) to the Notice of AGM on matters relating to the buy back of the Company’s Ordinary Shares proposed as Resolution 8 in the Notice of AGM and the alterations to the Memorandum and Articles of Association of the Company proposed as Resolution 9 in the Notice of AGM;

(2)	Annual Report of Creative with Creative’s audited financial statements for the year ended 30 June 2006, prepared in compliance with United States Generally Accepted Accounting Principles.

If you are unable to attend the AGM but wish to vote in respect of the resolutions set out in the Notice of AGM, you may do so by completing and submitting the Proxy Form by post or electronic transmission, to arrive at the registered office of Creative in Singapore no later than 10.30 am (Singapore time) on 29 October 2006. Proxy forms sent to Creative’s transfer agent must arrive at the transfer agent no later than 24 October 2006 for forwarding to Creative’s registered office in Singapore.

For the benefit of the Shareholders who are unable to attend the AGM, an Information Meeting will be held at the office of Creative’s US subsidiary, Creative Labs, Inc., located at 1901 McCarthy Boulevard, Milpitas, California 95035, USA on Tuesday, 31 October 2006 at 10.30 am (California time) for the purpose of discussing any matters relating to the financial condition and results of the operations of Creative and any other matters of interest to those present at that meeting. You are also cordially invited to be present at that meeting.

Yours sincerely,

SIM WONG HOO

Chairman and Chief Executive Officer

Creative Technology Ltd

NOTICE OF ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN that the 24th Annual General Meeting of Creative Technology Ltd (“Creative” or the “Company”) will be held at 31 International Business Park, Creative Resource, Singapore 609921 on Tuesday, 31 October 2006 at 10.30 a.m. to transact the following business:-

AS ORDINARY BUSINESS

1.	To receive and adopt the Directors’ Report and the Audited Accounts of the Company for the fiscal year ended 30 June 2006 and the Auditors’ Report thereon.

2.	To re-elect Mr. Lee Kheng Nam, who will retire from the Board at the Annual General Meeting and, being eligible, offer himself for re-election.

3.	To approve Directors’ fees of S$240,000 for the year ended 30 June 2006.

4.	To re-appoint Messrs PricewaterhouseCoopers as Auditors and to authorise the Directors to fix their remuneration.

5.	To approve an Ordinary Dividend (tax exempt in Singapore) of US$0.25 per Ordinary Share for the year ending 30 June 2007.

AS SPECIAL BUSINESS

Ordinary Resolutions:

6.	General authority to issue Shares

Pursuant to Section 161 of the Companies Act (Cap. 50) (the “Companies Act”), authority be and is hereby given to the Directors to issue such number of Shares in the Company at any time to such persons and upon such terms and conditions and for such purposes as the Directors may in their absolute discretion deem fit without having to first offer them to the Shareholders provided that the aggregate number of Shares to be issued pursuant to this Resolution does not exceed 25 per cent of the issued share capital of the Company at the relevant time.

7.	Authority to issue Shares pursuant to the exercise of options granted or to be granted under the Creative Technology (1999) Share Option Scheme

Pursuant to Section 161 of the Companies Act, authority be and is hereby given to the Directors of the Company to allot and issue from time to time such number of Shares as may be required to be issued pursuant to the exercise of options granted or to be granted under the Creative Technology (1999) Share Option Scheme pursuant to and in accordance with the terms thereof.

8.	Authority to buy back Ordinary Shares of the Company

Pursuant to Section 76C and 76E respectively of the Companies Act, the Directors of the Company be and are hereby authorised to make market purchases and off-market purchases from time to time of up to 10% of the issued ordinary share capital of the Company as at the date of this resolution at the price of up to, but not exceeding the Maximum Price (as defined in the Appendix A to this Notice of AGM (“Appendix A”)), in accordance with the “Guidelines on Share Buy Backs” set out in the Appendix A and in

the case of off-market purchases only, in accordance with the “Equal Access Scheme” set out in the Appendix A, and this mandate shall, unless revoked or varied by the Company in general meeting, continue to be in force until the date that the next Annual General Meeting of the Company is held or is required to be held, whichever is the earlier.

Special Resolution:

9.	The Proposed Alterations to the Memorandum and Articles of Association of the Company

That:

(a)	Clause 5 of the Memorandum of Association of the Company;

(b)	Articles 2, 5, 6, 7, 8,10, 13, 20, 23, 26, 28, 31, 33, 46, 47, 48, 50, 50A, 50B, 50C, 51, 51A, 56, 57(3), 58, 62, 67, 68, 69, 71, 74, 78, 90(2), 96(2), 100, 105, 114, 115, 119, 126, 127, 128, 130 and 134 of the Articles of Association of the Company (the “Articles”);

be and are hereby altered and/or inserted in the manner and to the extent as set out in Appendices B(1) and B(2) to this Notice of AGM, such alterations to the Memorandum and Articles of Association to take effect immediately.

10.	To transact any other business which may be properly transacted at an Annual General Meeting.

BY ORDER OF THE BOARD

NG KEH LONG

Company Secretary

Singapore

9 October 2006

NOTES:-

a.	A member entitled to attend and vote at the Annual General Meeting is entitled to appoint not more than two proxies to attend and vote instead of him. A proxy need not be a member of the Company.

b.	All proxies should be lodged with the Company Secretary at the Company’s registered office at 31 International Business Park, Creative Resource, Singapore 609921, not less than 48 hours before the time appointed for the Annual General Meeting or any adjournment thereof.

c.	Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Mr. Ng Keh Long, Company Secretary) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

PROXY STATEMENT

9 October 2006

The accompanying proxies are solicited on behalf of the Board of Directors (the “Board”) of Creative Technology Ltd (“Creative” or the “Company”), a company incorporated in Singapore under the Companies Act (Cap. 50) of Singapore, for use at Creative’s 2006 Annual General Meeting of Shareholders (the “Annual General Meeting”). The Annual General Meeting is to be held on 31 October 2006 (the “Annual Meeting Date”), at 10.30 a.m. (Singapore time), at 31 International Business Park, Creative Resource, Singapore 609921. Persons whose names appear on the Depository Register in Singapore and Registered Shareholders of Creative’s Ordinary Shares, (the “Ordinary Shares” or “Shares”), who are registered forty-eight (48) hours before the time set for the Annual General Meeting shall be entitled to vote at the Annual General Meeting. At the close of business on 18 August 2006, the number of issued Ordinary Shares of Creative was 83,328,511. One-third of the outstanding Ordinary Shares of Creative as at forty-eight (48) hours before the time set for the Annual General Meeting will constitute a quorum for the transaction of business at the Annual General Meeting. This Proxy Statement, the accompanying proxies, the related notice of the Annual General Meeting and Creative’s Annual Report were mailed to shareholders on or about 9 October 2006.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Shareholders are entitled to one vote for each Ordinary Share held on the Annual Meeting Date.

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it either prior to the Annual General Meeting at which the matter to be voted by proxy will be acted upon or at the Annual General Meeting prior to the vote on the matter. A proxy may be revoked by a subsequent proxy that is signed by the person who signed the earlier proxy or by attendance at the Annual General Meeting and voting in person. To be effective, a proxy must be deposited at Creative’s registered office located at 31 International Business Park, Creative Resource, Singapore 609921, at least forty-eight (48) hours before the time set for the Annual General Meeting or any adjournment thereof.

Shareholders may appoint any member of the Board or any other person as their proxy.

The expense of printing and mailing proxy materials will be borne by Creative. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of Creative by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. Creative will request brokers and nominees who hold Ordinary Shares in their names to furnish proxy materials to beneficial owners of the Ordinary Shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

PROXY STATEMENT

9 October 2006

BACKGROUND

Executive Officers and Directors

Creative’s directors and executive officers are as follows:-

Name	Age	Position
Sim Wong Hoo (1)(2)	51	Chairman of the Board and Chief Executive Officer
Tan Lip-Bu (1)(2)	46	Director
Tang Chun Choy (3)	58	Director
Lee Kheng Nam (1)(2)(3)	58	Director
Ng Kai Wa (3)	50	Director
Ng Keh Long	47	Chief Financial Officer

(1)	Member of Compensation Committee
(2)	Member of Option Committee for Creative Technology (1999) Share Option Scheme
(3)	Member of Audit Committee

SIM WONG HOO founded Creative in Singapore in 1981 and has been its Chairman of the Board and Chief Executive Officer since its inception.

TAN LIP-BU became a Director of Creative in 1990. He is the Founder and Chairman of Walden International, a leading international venture capital firm that manages over US$1.6 billion in committed capital. Mr. Tan has been active in the venture capital business in the United States since the 1980’s and has been a lead investor and/or a board member in more than 50 companies, mostly in telecommunications, semiconductor/components and enterprise software related industries. Listed companies of which he is a director include Cadence Design Systems, Creative Technology, Centillium Communications, Flextronics, Integrated Silicon Solutions, Leadis, Semiconductor Manufacturing International Corporation (“SMIC”) and SINA. Mr. Tan is also a board member of the National Venture Captial Association (“NVCA”), a member of the Committee of 100 in the United States, and a member of the Visiting Committee for the Department of Electrical Engineering and Computer Science at the Massachusetts Institute of Technology.

TANG CHUN CHOY became a Director of Creative in 1990. He has more than 30 years of venture capital, banking, operational and engineering experience. He spent the last 15 years with Walden International and was its Co-Founder and Vice Chairman. Prior to joining the Walden Group in 1989, Mr. Tang was with the then Chemical Bank for 10 years and his last position, from 1985 to 1988 was its General Manager, based in Singapore. He has also held various management and executive positions at Chemical Bank’s offices in New York and Jakarta from 1981 to 1985. Earlier in his career, from 1971 to 1976, Mr. Tang was a Senior Engineer and Project Coordinator at Esso Singapore Pte Ltd. He holds directorships in several public and private companies. Mr. Tang holds a Bachelor of Engineering Degree (Hons) from the then University of Singapore and a Master of Business Administration Degree from the University of British Columbia.

LEE KHENG NAM became a Director of Creative in 1991. He is currently the Chairman of Advantec Pte Ltd, an investment holding company. From March 1995 to February 2004, Mr Lee was the President of Vertex Management Pte Ltd and executive director of Vertex Venture Holdings Ltd, which are wholly-owned subsidiaries of Singapore Technologies Pte Ltd (“ST”) engaged in the venture capital direct investment and fund management business. Mr. Lee is a Director of a number of public corporations, including Creative Technology Ltd, United Test and Assembly Centre Ltd and China Finance Online Ltd, and had served as a Director of several other public corporations engaged in the technology and telecommunication sectors including Centillium Communications Inc, Chartered Semiconductor Manufacturing Ltd, GRIC Communications Inc., Gemplus International S.A. and ActivCard Corp. Prior to joining ST, Mr. Lee was with NatSteel group as the Manager of the Project Development Department and the Ministry of National Development where he was Deputy Director of Planning. Mr. Lee holds a Bachelor of Science degree in Mechanical Engineering Degree (First Class Honors) from Queen’s University, Canada and a Master of Science degree in Operations Research & Systems Analysis from the U.S. Naval Postgraduate School.

NG KAI WA became a Director of Creative in 2005. He has been the Co-founder, Chairman and Chief Executive Officer of InnoMedia Pte Ltd since 1995. InnoMedia is a leading supplier of broadband IP Telephony solutions that deliver high quality-voice and video over IP network, targeted to the broadband service providers, enterprises, consumers and OEM customers. Prior to that, he was the Co-founder, Chief Technology Officer and Vice Chairman of the Board of Creative Technology Ltd. Mr. Ng holds an Executive Master of Business Administration Degree from the National University of Singapore and a Diploma in Electronic and Electrical Engineering from Ngee Ann Polytechnic.

NG KEH LONG joined the Company in April 1993 as Financial Controller and held various financial positions until May 1996, when he was appointed as Vice President, Corporate Treasurer and Acting Chief Financial Officer. In 1998 he was appointed as Chief Financial Officer. Prior to joining Creative, he was a Senior Manager with Price Waterhouse (now PricewaterhouseCoopers), where he gained more than ten years’ experience in finance, accounting and auditing. Mr. Ng is a member of the Institute of Certified Public Accountants in Singapore.

Creative has proposed to pay each of its four non-executive Directors S$60,000 (US$38,000) for fees and reimbursement of any expenses incurred in connection with attendance at Board, Board committee or general meetings of the Company.

It is provided in the Company’s Articles of Association that all Directors except Executive Directors are to retire at least once every three years by rotation if they are appointed by the Company at general meeting. The retiring Directors are nonetheless eligible for re-election. Accordingly, Mr. Lee Kheng Nam will, on the date of the Annual General Meeting, retire as Director. The Board therefore recommend his re-election at this Annual General Meeting as Director.

PROXY STATEMENT

9 October 2006

SHAREHOLDINGS AND SHARE TRADING

The following table sets forth certain information regarding the ownership of Creative’s Ordinary Shares as of 18 August 2006 (i) by each person who is known by Creative to own beneficially more than 5% of its outstanding Ordinary Shares, (ii) by each director, and (iii) by all directors and officers as a group, except as otherwise set forth in the footnotes to the table below.

Name	Number of Shares Beneficially Owned(1)	Percentage of Total Outstanding Shares (%)(2)
Sim Wong Hoo	25,984,602	31.2
Tan Lip-Bu	85,000	*
Tang Chun Choy	20,000	*
Lee Kheng Nam Ng Kai Wa	10,000 2,362,005	* 2.8

All Officers and directors as a group	29,649,982	35.6

NOTES: * Less than 1%

(1)	Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to all Ordinary Shares listed as owned by such person or entity. Shares beneficially owned include Shares that may be acquired pursuant to the exercise of fully vested options or warrants issued by Creative that are exercisable within 60 days of 18 August 2006.
(2)	Percentage of Total Outstanding Shares is calculated separately for each person and assumes, for the purpose of the calculation that Shares issuable upon exercise of options or warrants exercisable within 60 days of 18 August 2006 held by such person (but no other shareholders) have been issued as of such date.

Creative’s Ordinary Shares have been traded in the over-the-counter market and quoted on the NASDAQ National Market System since its initial public offering in August 1992. Creative’s Ordinary Shares have been traded on the Singapore Exchange Securities Trading Limited (“SGX-ST”) since 15 June 1994. As of 18 August 2006, there were approximately 15,046 shareholders of record of the Ordinary Shares, of which approximately 258 were registered in the US and approximately 14,788 in Singapore. Because many of the US shares are held by brokers and other institutions on behalf of shareholders, Creative is unable to estimate the total number of shareholders represented by these US record holders.

On 18 August 2006, the closing price of Creative’s Ordinary Shares on the NASDAQ National Market System was US$5.81 and on the SGX-ST was S$9.25. On 18 August 2006, each Singapore dollar equalled 0.6355 US dollars, as certified for customs purposes by the Federal Reserve Bank of New York.

PROXY STATEMENT

9 October 2006

PROPOSAL NO. 1 - To receive and adopt Creative’s Directors’ Report, Audited Accounts and Auditors’ Report for the fiscal year ended 30 June 2006.

Creative’s Annual Report for its fiscal year ended 30 June 2006 (the “Annual Report”) accompanies this Proxy Statement. The Annual Report includes Creative’s consolidated financial statements prepared in conformity with United States generally accepted accounting principles and the Supplementary Information to the Annual Report (the “Supplementary Information”). For the purposes of complying with the Companies Act, the Company has prepared the Supplementary Information containing financial information required to be presented under the Companies Act. The financial statements together with their respective Auditors’ Reports prepared by PricewaterhouseCoopers accompany this Proxy Statement.

THE BOARD RECOMMENDS A VOTE FOR THE RECEIPT AND ADOPTION OF THE DIRECTORS’ REPORT, AUDITED ACCOUNTS AND AUDITORS’ REPORT.

PROPOSAL NO. 2 - Re-election of Directors

It is provided in the Company’s Articles of Association that all Directors except Executive Directors are to retire from office at least once every three years by rotation if they are appointed by the Company at general meeting. The retiring Director is nonetheless eligible for re-election.

Accordingly on the date of the Annual General Meeting, Mr. Lee Kheng Nam shall retire as a Director by rotation. He has offered himself for re-election. The Board believes that it is in the best interests of Creative to re-elect Mr. Lee Kheng Nam as Director.

THE BOARD RECOMMENDS A VOTE FOR THE RE-ELECTION OF MR. LEE KHENG NAM AS A DIRECTOR OF CREATIVE.

PROPOSAL NO. 3 - Approval of Directors’ Fees

As at the end of Creative’s fiscal year 2006, Creative had four non-Executive Directors on its Board of Directors. In Singapore, it is customary that Directors are paid a fee for their contributions to the Company. As such, Creative seeks the approval of its Shareholders for the payment of Directors’ Fees of S$60,000 to each of its four non-Executive Directors namely, Messrs Tan Lip-Bu, Tang Chun Choy, Lee Kheng Nam and Ng Kai Wa for the fiscal year ended 30 June 2006 for their contributions to the Company (aggregate of S$240,000).

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF DIRECTORS’ FEES OF S$240,000 FOR THE YEAR ENDED 30 JUNE 2006.

PROXY STATEMENT

9 October 2006

PROPOSAL NO. 4 - Reappointment of independent public accountants and fixing their remuneration

The Board intends to engage PricewaterhouseCoopers as Creative’s independent public accountants to perform the audit of its financial statements for the fiscal year ending 30 June 2007. PricewaterhouseCoopers has audited Creative’s financial statements for the last sixteen fiscal years. The Board expects that representatives of PricewaterhouseCoopers will be present at the Annual General Meeting who will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions. PricewaterhouseCoopers has consented to act as auditors of the Company for the fiscal year ending 30 June 2007.

THE BOARD RECOMMENDS A VOTE FOR THE REAPPOINTMENT OF PRICEWATERHOUSECOOPERS FOR FISCAL YEAR ENDING 2007 AND TO AUTHORISE THE DIRECTORS TO FIX THEIR REMUNERATION.

PROPOSAL NO. 5 - Approval of Ordinary Dividends

An Ordinary Dividend (tax exempt in Singapore) of US$0.25 for each Ordinary Share of the Company has been recommended for the current financial year ending 30 June 2007. Shareholders subject to tax in other jurisdictions should consult their respective tax advisers. In the previous financial year an Ordinary Dividend of US$0.25 was paid to Shareholders.

The recommended dividends take into consideration the Company’s present cash position, projected cash flow generated from operations and projected capital requirements for the current financial year, including the amounts expected to be utilised for its share repurchase plan. The Ordinary Dividend is intended to be ongoing and the Company intends to continue to pay ordinary dividends in future periods subject to the review of its cash position, cash flow, capital requirements and market conditions.

Payment of the Ordinary Dividend is subject to the approval of Shareholders at the Annual General Meeting. If approved by Shareholders at the Annual General Meeting, the dividends will be paid on 1 December 2006. Details of the payment of dividends and the related record date/book closure date will be announced after the Annual General Meeting.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 5 DESCRIBED ABOVE AND IN THE NOTICE OF ANNUAL GENERAL MEETING.

PROXY STATEMENT

9 October 2006

PROPOSAL NO. 6 - Ordinary Resolution: General authority to issue Shares

The Company is required to obtain the approval of its Shareholders at a meeting thereof prior to any issuance of new Ordinary Shares. If obtained, such approval, unless revoked earlier by the Shareholders in general meeting, will be effective from the date of the meeting at which it was given (the “2006 AGM Date”) to the date of Creative’s next Annual General Meeting of Shareholders or the date by which such meeting should have been held (the “2007 AGM Date”). The Board would like to seek Shareholders’ approval to authorise the Company to issue new Shares of up to 25% of the total number of its outstanding Shares on the date the approval is given. The Board believes that it is advisable and in the best interest of Creative and its Shareholders to have a sufficient number of new Ordinary Shares available for issuance in future financing transactions, acquisitions and other proper corporate opportunities and purposes. Having additional Ordinary Shares available for issuance in the future would give Creative greater flexibility to pursue corporate opportunities and enable it to issue new Ordinary Shares without the expense and delay of convening an extraordinary meeting of Shareholders.

Creative is seeking Shareholders’ approval to issue new Ordinary Shares of up to 25% of the issued share capital of the Company for the time being during the period from the 2006 AGM Date to the 2007 AGM Date. Approval of this proposal requires the affirmative vote of the majority of Creative’s Shareholders who are voting at the Annual General Meeting in person or by proxy. If obtained, Shareholders’ approval of this proposal will lapse on the 2007 AGM Date with respect to Ordinary Shares that have not been issued.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 6 DESCRIBED ABOVE AND IN THE NOTICE OF ANNUAL GENERAL MEETING.

PROPOSAL NO. 7 - Ordinary Resolution: Authority to issue Shares pursuant to the exercise of options granted or to be granted under the Creative Technology (1999) Share Option Scheme.

Creative obtained Shareholders’ approval on 30 December 1998 to adopt the Creative Technology (1999) Share Option Scheme (the “1999 Scheme”). As of 18 August 2006, there were a total of 8,587,628 options outstanding under the 1999 Scheme exercisable into an aggregate of 8,587,628 new Ordinary Shares.

The Companies Act requires Creative to obtain the approval of its Shareholders at a meeting thereof prior to any issue of new Ordinary Shares. If obtained, such approval is effective from the 2006 AGM Date to the 2007 AGM Date. The Board believes that it is advisable and in the best interest of Creative and its Shareholders to have the flexibility to issue new Ordinary Shares covered by the options granted or to be granted under the 1999 Scheme upon exercise thereof. This will dispense with the need and expense of convening extraordinary meetings of Shareholders to approve every issue of new Ordinary Shares covered by such options upon exercise thereof. The Board is seeking the approval of its Shareholders to issue new Ordinary Shares pursuant to the exercise of these options.

Approval of this proposal requires the affirmative vote of a majority of Creative’s Shareholders who are voting at the Annual General Meeting in person or by proxy. If obtained, Shareholders’ approval of this proposal will lapse on the 2007 AGM Date.

PROXY STATEMENT

9 October 2006

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 7 DESCRIBED ABOVE AND IN THE NOTICE OF ANNUAL GENERAL MEETING.

PROPOSAL NO. 8 – Ordinary Resolution: Authority to buy back Ordinary Shares of the Company

At the Annual General Meeting of the Company held on 28 October 2005, Shareholders approved a general mandate to the Directors to exercise the powers of the Company to repurchase Shares of the Company. This general mandate will lapse at the forthcoming Annual General Meeting of the Company unless renewed at that meeting.

The Board is seeking a renewal of the mandate to authorise the Directors to buy back Ordinary Shares (“2006 Mandate”), by way of market purchases and off-market purchases of up to 10% of the issued share capital of the Company as at the date of this resolution at a maximum price which will be fixed in accordance with a certain formula, details of which are set out in the Appendix A. Further information on the proposed 2006 Mandate is also set out in the Appendix A.

Approval of this proposal requires the affirmative vote of a majority of Creative’s Shareholders who are present and voting at the Annual General Meeting in person or by proxy on a poll who would not become obliged to make an offer under the Singapore Code on Take-overs and Mergers as a result of a buy back of Shares under the proposed 2006 Mandate. If obtained, Shareholders’ approval of this proposal will, unless revoked or varied by the Company in general meeting, continue in force until the date that the next Annual General Meeting of the Company is held or is required by law to be held, whichever is the earlier.

Please refer to Appendix A for a comprehensive write-up on the Share Buy Back Mandate.

THE BOARD, SAVE FOR MR SIM WONG HOO, WHO HAS ABSTAINED FROM MAKING A RECOMMENDATION, RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 8 DESCRIBED ABOVE AND IN THE NOTICE OF ANNUAL GENERAL MEETING.

PROPOSAL NO. 9 – Special Resolution: Alterations to the Memorandum and Articles of Association of the Company

The Companies (Amendment Act) 2005 of Singapore (“The Companies Amendment Act”) which came into operation in the Republic of Singapore on 30 January 2006 introduced key amendments to the Companies Act. These amendments include the abolition of the concepts of par value and authorised capital, and allowing repurchased shares to be held as treasury shares. With the abolition of the concept of par value pursuant to the Companies Amendment Act, shares of a company no longer have any par or nominal value. The concepts of share premium and issue of shares at a discount have also been abolished accordingly.

The Companies Amendment Act also introduces new provisions on treasury shares. Under these new provisions, shares which are the subject of a share repurchase by a company can be held by that company as treasury shares instead of being cancelled. The right to attend and vote at meetings and the right to dividend or other distributions will be suspended for so long as such repurchased shares are held in treasury.

Alterations are proposed to the Memorandum and Articles of Association of the Company in order to update them generally and to be in line with the changes introduced by the Companies Amendment Act. The Company is also taking this opportunity to streamline and rationalise certain other provisions in the Articles.

Creative is seeking Shareholders’ approval to alter the Memorandum and Articles of Association in the manner mentioned in Appendices B(1) and B(2). Approval of this proposal requires the affirmative vote of three-fourths of Creative’s Shareholders who are voting at the Annual General Meeting in person or by proxy. If obtained, the alterations of the Memorandum and Articles of Association will take effect immediately upon approval by the Shareholders.

Please refer to Appendices B(1) and B(2) for a comprehensive write-up of the proposed alterations to the Memorandum and Articles of Association.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 9 DESCRIBED ABOVE AND IN THE NOTICE OF ANNUAL GENERAL MEETING

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual General Meeting, and so far as is known to the Board, no matters are to be brought before the Annual General Meeting, except as specified in the Notice of AGM. As to any business that may properly come before the Annual General Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

RESPONSIBILITY STATEMENT

The Directors collectively and individually accept responsibility for the accuracy of the information given in Appendices A, B(1) and B(2) of this Notice of AGM and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, the facts stated and opinions expressed in Appendices A, B(1) and B(2) of this Notice of AGM are fair and accurate and that there are no material facts the omission of which would make any statement in the Appendices A, B(1) and B(2) to this Notice of AGM misleading.

ACTION FOR SHAREHOLDERS

If you are in any doubt as to the action you should take, you should consult your stockbroker or other professional adviser immediately.

If you have sold all your shares in the capital of the Company, you should immediately hand over this Notice of AGM and the enclosed proxy form to the stockbroker or agent through whom you effected the sale, for transmission to the purchaser.

NG KEH LONG

Company Secretary

9 October 2006

APPENDIX A

SHARE BUY BACK MANDATE

Introduction

The Company had on 28 October 2005 obtained Shareholders’ approval of a mandate (“Existing Mandate”) for the Directors to exercise the power of the Company to make share repurchases of up to 8,268,616 ordinary shares (“Shares”) at the price of up to but not exceeding the Maximum Price (as defined below). This authority conferred on the Directors will expire at the forthcoming annual general meeting (“AGM”) of the Company.

The Company proposes to seek a new mandate (“2006 Mandate”) to make market and off-market purchases from time to time of up to 10% of the issued share capital of the Company as at the date of the AGM at the price of up to, but not exceeding the Maximum Price in accordance with the “Guidelines on Share Buy Backs” set out below.

For the purpose of the proposed 2006 Mandate, the Maximum Price is,

(i)	if the market purchase is effected on the SGX-ST, the price per Share based on twenty (20) per cent above the highest price at which a board lot of the Shares was transacted on the SGX-ST;

(ii)	if the market purchase is effected on NASDAQ, the price per Share based on twenty (20) per cent above the highest price at which a Share was transacted on NASDAQ,

in the case of market purchases, on the trading day immediately preceding the date of market purchase by the Company and in the case of off-market purchases, on the trading day immediately preceding the date the Company makes an announcement of an offer under the Equal Access Scheme (details of which are set out below).

The 2006 Mandate shall, unless revoked or varied by the Company in general meeting, continue in force until the date that the next annual general meeting of the Company is held or is required by law to be held, whichever is the earlier.

Appendix 2 of the Singapore Code on Takeovers and Mergers

Pursuant to Appendix 2 of the Singapore Code on Takeovers and Mergers (“Takeover Code”), any resulting increase in the percentage of voting rights held by a shareholder and persons acting in concert with him from a Share buy back by the Company will be treated as an acquisition for the purpose of Rule 14 of the Takeover Code. Consequently, a Director and persons acting in concert (as such term is defined in the Takeover Code) with him could, depending on the level of increase in his or their interest in the Company, become obliged to make an offer under Rule 14 of the Takeover Code as a result of the Company’s buy back of Shares.

Exemption under Appendix 2 for Mr Sim Wong Hoo and parties acting in concert with him

Mr Sim Wong Hoo, the Chairman and Chief Executive Officer of the Company, who is also a Director, is as at 18 August 2006, being the latest practicable date prior to the printing of the Notice of AGM (“Latest Practicable Date”), the registered and beneficial owner of 25,984,602 Shares representing approximately 31.18% of the issued share capital of the Company as at the Latest Practicable Date.

For illustrative purposes, assuming that the 2006 Mandate is for the buy back of up to 8,332,851 Shares, if the power under the 2006 Mandate is exercised in full and the Company chooses to (a) reduce its issued share capital (as at the Latest Practicable Date) by cancellation or (b) transfer to its treasury of 8,332,851 Shares, the interest in voting rights of Mr Sim would increase by 3.47% to 34.65% (based on the assumption that there is no change in the number of Shares held by him), as shown in the table below :-

Direct and deemed interest of Mr Sim Wong Hoo (%)
As at the Latest Practicable Date	After a buy back of 8,332,851 Shares under the 2006 Mandate[1]

31.18%	34.65%

In the event that Shareholders’ approval is obtained for the 2006 Mandate, Mr Sim would, unless exempted by the Securities Industry Council, become obligated to make a general offer under the Takeover Code if, as a result of the Company buying back Shares and subsequent cancelling or transferring such Shares to treasury, his interest in the voting rights of the Company and that of parties acting in concert with him increases by more than 1% in any period of 6 months.

Accordingly, an application for the exemption of Mr Sim and parties acting in concert with him from the requirement to make a takeover offer in accordance with the Takeover Code (“Exemption”) was made to the Securities Industry Council in respect of the 2006 Mandate to be proposed. The Exemption was granted to Mr Sim and parties acting in concert with him on 15 September 2006. This Exemption is valid only for the duration of the 2006 Mandate.

The Exemption from the Securities Industry Council is subject to the following conditions:-

(i)	the Notice of AGM contains advice to the effect that by voting in favour of the resolution for the 2006 Mandate, Shareholders are waiving their rights to a general offer at the required price, from Mr Sim Wong Hoo and parties acting in concert with him should Mr Sim’s interest in the Company increase as a result of the Company buying back Shares pursuant to the 2006 Mandate by more than 1% in any period of 6 months; and information on their names and voting rights at the time of the resolution and after the proposed buy back are disclosed in the same Notice of AGM;

(ii)	the resolution for the 2006 Mandate is approved by a majority of those Shareholders present and voting at the meeting on a poll who could not become obliged to make an offer as a result of the Company buying back Shares;

(iii)	Mr Sim and parties acting in concert with him abstain from voting for and/or recommending Shareholders to vote in favour of the resolution for the 2006 Mandate; and

[1]	This is based on the assumption that Mr Sim will not sell his interest in the Company and that, save for the change in his interest resulting directly from the share repurchases by the Company, there is no other change in his interest in the voting rights of the Company for the duration of the 2006 Mandate.

(iv)	Mr Sim and parties acting in concert with him not having acquired and not to acquire any Shares between the date on which they know that the announcement of the Share buy back proposal is imminent and the earlier of:

•	the date on which the 2006 Mandate expires;

•	the date on which the Company announces it has bought back such number of Shares as authorised by the 2006 Mandate or it has decided to cease buying back Shares, as the case may be,

if such acquisitions, taken together with the buy back, would cause their aggregate voting rights to increase by more than 1% in the preceding 6 months.

If the Company ceases to buy back its Shares and the increase in the voting rights held by Mr Sim and parties acting in concert with him as a result of the buy back of Shares at such time is less than 1%, Mr Sim may acquire further voting rights in the Company. However, any increase in the percentage voting rights held by Mr Sim and parties acting in concert with him as a result of the buy back will be taken into account together with any voting rights acquired after cessation in determining whether Mr Sim and parties acting in concert with him have increased their aggregate voting rights in the Company by more than 1% in any 6-month period.

The Exemption will expire at the earliest of:-

(i)	the date the 2006 Mandate lapses;

(ii)	when the Company has bought such number of Shares as authorised by the 2006 Mandate; or

(iii)	when the Company has decided to cease buying back Shares.

As at the Latest Practicable Date, there are no parties acting in concert with Mr Sim. Mr Sim has not purchased any Shares in the 6 months preceding the Latest Practicable Date.

If the Exemption had not been granted, and the Company buys and cancels or transfers to treasury Shares pursuant to the 2006 Mandate, the price at which Mr Sim would be under an obligation to make a takeover offer for all the Shares would be the higher of (a) the highest price paid by Mr Sim and parties acting in concert with him for the Shares (if any) or (b) the highest price paid by the Company for the Shares, in the 6 months preceding the date that the obligation to make a general offer arises.

Shares bought by the Company pursuant to the Existing Mandate

Pursuant to the Existing Mandate, the Company has not bought back any Shares for the period from 28 October 2005 to 18 August 2006, being the Latest Practicable Date.

Source of Funds

In buying back Shares, the Company may only apply funds legally available for such purchase in accordance with its Memorandum and Articles of Association, and the applicable laws in Singapore. The Company may not buy Shares on the Singapore Exchange Securities Trading Limited (“SGX-ST”) or NASDAQ for a consideration other than cash or for settlement otherwise than in accordance with the trading rules of the SGX-ST and NASDAQ respectively. The buy back of Shares by the Company may be made out of the Company’s profits or capital so long as the Company is solvent.

Pursuant to Section 76F(4) of the Companies Act (Cap. 50) (the “Act”), the Company is solvent if (a) it is able to pay its debts in full at the time of payment and will be able to pay its debts as they fall due in the normal course of business in the 12 months following such date of payment; and (b) the value of its assets is not less than the value of its liabilities (including contingent liabilities) and such value of its assets will not, after any purchase of Shares for purposes of any proposed acquisition or release of the Company’s obligations, become less than the value of its liabilities (including contingent liabilities). In determining that the Company is solvent, the Directors must have regard to the most recently audited financial statements, other relevant circumstances, and may rely on valuations or estimates of assets or liabilities. In determining the value of contingent liabilities, the Directors may take into account the likelihood of the contingency occurring, as well as any counter-claims by the Company.

The Shares purchased by the Company shall, unless held as treasury shares, be deemed to be cancelled immediately on acquisition by the Company.

When Shares are purchased or acquired, and cancelled:

(a)	if the Shares are purchased or acquired entirely out of the capital of the Company, the Company shall reduce the amount of its share capital by the total amount of the purchase price paid by the Company for the Shares (excluding brokerage, stamp duties, applicable goods and services tax, clearance fees and other related expenses) (the “Purchase Price”);

(b)	if the Shares are purchased or acquired entirely out of profits of the Company, the Company shall reduce the amount of its profits by the total amount of the Purchase Price; or

(c)	where the Shares are purchased or acquired out of both the capital and the profits of the Company, the Company shall reduce the amount of its share capital and profits proportionately by the total amount of the Purchase Price.

Financial Impact

The financial impact on the Company arising from purchases or acquisitions of Shares which may be made pursuant to the proposed Share Buy Back Mandate will depend, inter alia, on whether the Shares are purchased or acquired out of profits and/or capital of the Company, the number of Shares purchased or acquired, the price paid for such Shares and whether the Shares purchased or acquired are held in treasury or cancelled.

The net tangible assets of the Company and the consolidated net tangible assets of the Group will be reduced by the Purchase Price paid by the Company for the Shares.

When Shares purchased or acquired are cancelled, the Company’s share capital will be reduced by the Purchase Price if the purchase or acquisition is made out of capital. If however, Shares are purchased or acquired entirely out of profits of the Company, the Company’s distributable profits will be reduced by the Purchase Price. Where Shares are purchased or acquired out of both the capital and the profits of the Company, the Company’s share capital and distributable profits will be reduced by the proportion of the Purchase Price paid out of capital and profits respectively.

The buy back of Shares pursuant to the 2006 Mandate will not have any material impact on the consolidated earnings of the Company.

The Directors do not propose to exercise the 2006 Mandate to such an extent as would have a material adverse effect on the working capital requirements of the Company or the gearing levels which, in the opinion of the Directors, are from time to time appropriate for the Company.

Waiver

Shareholders should note that by voting in favour of the 2006 Mandate, they are waiving their rights to a general offer from Mr Sim Wong Hoo, in cash or accompanied by a cash alternative at the higher of (a) the highest price paid by Mr Sim and parties acting in concert with him for the Shares (if any) or (b) the highest price paid by the Company for the Shares, in the 6 months preceding the date that the obligation to make a general offer arises.

The Directors are not aware of any other Shareholder or group of Shareholders acting in concert (whether with Mr Sim Wong Hoo or parties acting in concert with him) who may become obligated to make a mandatory offer in the event that the Board exercises the power to buy back Shares pursuant to the 2006 Mandate.

Appendix 2 of the Takeover Code requires that the resolution to authorise the 2006 Mandate be approved by a majority of those Shareholders present and voting at the meeting on a poll who could not become obliged to make an offer under the Takeover Code as a result of the Share buy back. Accordingly, Ordinary Resolution 8 relating to the 2006 Mandate set out in the Notice of AGM is proposed to be taken on a poll and Mr Sim Wong Hoo shall abstain from voting on such Ordinary Resolution.

GUIDELINES ON SHARE BUY BACKS

1.	SHAREHOLDERS’ APPROVAL

a)	The purchase of Shares by the Company must be approved in advance by the Shareholders at a general meeting of the Company, by way of a general mandate.

b)	A general mandate authorising the purchase of Shares by the Company will expire on the earlier of:-

i)	the conclusion of the next annual general meeting of the Company;

ii)	the expiration of the period within which the next annual general meeting of the Company is required to be held; or

iii)	the time when such mandate is revoked or varied by an ordinary resolution of the Shareholders of the Company in general meeting.

c)	The authority conferred on the Directors by the 2006 Mandate to purchase Shares may be renewed at the next annual general meeting of the Company.

2.	FUNDING OF SHARE PURCHASES

a)	In purchasing Shares, the Company may only apply funds legally available for such purchase in accordance with its Memorandum and Articles of Association, and the applicable laws in Singapore.

b)	The Company may not purchase its Shares on the SGX-ST or NASDAQ for a consideration other than cash or for settlement otherwise than in accordance with the trading rules of the SGX-ST and NASDAQ respectively.

c)	Any purchases of Shares by the Company may be made out of the Company’s profits or capital so long as the Company is solvent.

3.	TRADING RESTRICTIONS

a)	The number of Shares which can be purchased pursuant to the 2006 Mandate is such number of Shares which represents up to a maximum of ten (10) per cent of the issued share capital of the Company as at the date of the AGM.

b)	Based on the issued and paid-up share capital of the Company as at the Latest Practicable Date, an exercise in full of such mandate would result in the purchase of up to approximately 8,332,851 Shares.

4.	PRICE RESTRICTIONS

The purchase by the Company for the Shares shall be at the price of up to but not exceeding the Maximum Price.

5.	STATUS OF SHARES PURCHASED BY THE COMPANY

Cancellation of Shares

The listing of all Shares purchased by the Company (whether on the SGX-ST or otherwise) will be automatically cancelled, if such Shares are not held as treasury shares and the related certificates for those Shares must be cancelled and destroyed. Under Singapore law, the Shares bought back by the Company will be treated as immediately cancelled, if not held as treasury shares. The total number of issued Shares will be reduced by the number of Shares purchased or acquired by the Company.

Treasury Shares

Pursuant to the Act, Shares which are held as treasury shares may be, inter alia, sold for cash, transferred for the purposes of or pursuant to an employee share option scheme, transferred as consideration for the acquisition of shares in or assets of another company or of another person, cancelled, or sold, transferred or otherwise used for such other purposes as may be prescribed by the Minister for Finance.

The aggregate number of Shares held by the Company as treasury shares shall not at any time exceed 10% of the total number of Shares of the Company at that time.

The treasury shares will not confer upon the Company any right to attend or vote at meetings, nor any right to receive dividends and/or distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up). However the allotment of treasury shares as fully paid bonus shares is allowed. A subdivision or consolidation of any treasury share into treasury shares of a smaller amount is also allowed as long as the total value of the treasury shares after the subdivision or consolidation is the same as before.

6.	REPORTING REQUIREMENTS

a)	Within thirty (30) days of the passing of a Shareholders’ resolution to approve purchases of Shares by the Company, the Company must lodge a copy of such resolution with the Accounting and Corporate Regulatory Authority.

b)	The Company must notify in the prescribed form, the Accounting and Corporate Regulatory Authority within thirty (30) days of a purchase of Shares on the SGX-ST or otherwise. Such notification shall include details of the date of the purchase, the total number of Shares purchased by the Company, the number of Shares cancelled, the number of Shares held as treasury shares, the Company’s issued share capital as at the date of the Shareholders’ resolution approving the purchase, the amount of paid up capital held as treasury shares, the Company’s issued share capital after the purchase, the amount of consideration paid by the Company for the purchase and whether the Shares were purchased out of profits or the capital of the Company .

c)	A buy back of Shares of more than 5% of the Company’s outstanding Shares (calculated on a cumulative basis from the last NASDAQ filing) must be reported to NASDAQ within 10 days of the buy back by the Company (whether on the SGX-ST or NASDAQ).

d)	In its quarterly and annual reports on Forms 6-K and 20-F in the United States, the Company intends to report on the existence of the Shares buy back programme, the size of the programme, the number of Shares purchased pursuant to such Shares buy back programme and the aggregate consideration paid to purchase the Shares.

7.	INTERESTED PERSONS

The Company is prohibited from knowingly buying Shares on the SGX-ST from an interested person, that is, a Director, the chief executive of the Company or Substantial Shareholder of the Company or any of their associates (as defined in the SGX-ST Listing Manual), and an interested person is prohibited from knowingly selling his Shares to the Company.

8.	SUSPENSION OF BUY BACKS

Share purchases are prohibited after a price sensitive development has occurred or has been the subject of a decision until such time as the price sensitive information has been publicly announced.

EQUAL ACCESS SCHEME

1.	NAME OF THE SCHEME

This scheme shall be called the “Equal Access Scheme”.

2.	OBJECT OF THE SCHEME

The purpose of the Equal Access Scheme is to allow the Company to buy Shares from all its Shareholders in compliance with Section 76C of the Companies Act, Chapter 50 (the “Act”).

3.	DURATION OF THE SCHEME

This Equal Access Scheme shall commence from the date that the 2006 Mandate is obtained and shall last until the date of the expiration of the 2006 Mandate.

4.	OFFER

An offer by the Company to buy Shares from Shareholders pursuant to this Equal Access Scheme (“Offer”) must be made to all Shareholders. Every Offer is subject to the terms and conditions set out herein and to any other terms and conditions as may be stipulated in the Offer, provided always that all such terms and conditions shall comply with the relevant provisions in the Act.

5.	OFFER DOCUMENT

The Offer must be made in a document to the Shareholders (“Offer Document”) which must contain the following information:-

a)	all the terms and conditions which may be applicable to the Offer including any stipulated terms and conditions herein;

b)	the periods and procedures for the acceptance by the Shareholders; and

c)	details of all Share purchases by the Company in the previous 12 months, including the total number of Shares purchased, the purchase price per Share or the highest and lowest prices paid for the purchases, where relevant, and the total consideration paid for the purchases.

6.	LIMITATION ON NUMBER OF SHARES TO BE BOUGHT

The total number of Shares which the Company may offer to purchase from its Shareholders during the duration of this Equal Access Scheme shall not, after aggregation with the number of Shares bought via market purchases pursuant to the 2006 Mandate, exceed ten (10) per cent of the issued share capital of the Company as at the date of the AGM.

7.	NUMBER OF SHARES IN AN OFFER

The Offer to each Shareholder must be to purchase the number of Shares equal to the shareholding percentage of such Shareholder in the Company as at the date of the Offer, such number to be stipulated in the Offer to the Shareholders.

8.	MAXIMUM PRICE

The purchase of Shares by the Company shall be at the price of up to but not exceeding the Maximum Price.

9.	TERMS AND CONDITIONS

The terms and conditions set out herein shall apply to all Offers. All terms and conditions which may be stipulated in the Offer Document shall, except as otherwise permitted by the Act, be the same for all Offers.

APPENDIX B(1)

LETTER TO SHAREHOLDERS REGARDING THE RATIONALE FOR THE PROPOSED ALTERATIONS TO THE MEMORANDUM & ARTICLES OF ASSOCIATION

1.	INTRODUCTION

1.1	AGM.

The Directors are convening its 24th Annual General Meeting (“AGM”) to be held on 31 October 2006 to seek Shareholders’ approval for among others, the proposed alterations to the Memorandum and Articles of Association of the Company.

1.2	Appendix B – Alterations to the Memorandum & Articles of Association of the Company.

This is an addendum to the Notice of AGM dated 9 October 2006.

Appendix B(1) Letter to the Shareholders sets out the rationale for the proposed alterations to the Memorandum and Articles of Association; and

Appendix B(2) sets out the proposed alterations to them.

The purpose of this addendum is to provide Shareholders with information relating to the proposed alterations to the Memorandum & Articles of Association set out as agenda item No. 9 in the Notice of AGM.

2.	THE PROPOSED ALTERATIONS TO THE MEMORANDUM AND ARTICLES

2.1	The Companies Amendment Act. The Companies Amendment Act which came into operation on 30 January 2006 introduced key amendments to the Companies Act. These amendments include the abolition of the concepts of par value and authorised capital, and allowing repurchased shares to be held as treasury shares.

With the abolition of the concept of par value pursuant to the Companies Amendment Act, shares of a company no longer have any par or nominal value. The concepts of share premium and the issue of shares at a discount have also been abolished accordingly.

The Companies Amendment Act also introduced new provisions on treasury shares. Under these new provisions, shares which are the subject of a share repurchase by a company can be held by that company as treasury shares instead of being cancelled. The right to attend and vote at meetings and the right to dividend or other distributions will be suspended for so long as the repurchased shares are held in treasury.

2.2	Alterations to the Memorandum and Articles. Alterations are proposed to the Memorandum and Articles in order to update them generally and to be in line with the changes introduced to the Companies Act. The Company is also taking this opportunity to streamline and rationalise certain other provisions in the Articles. The alterations to the Articles are proposed to take effect immediately.

2.3	The Proposed Alterations to Clause 5 of the Memorandum. Clause 5 sets out the authorised capital of the Company and the division of the capital into ordinary shares of $1.00 each. It is proposed that Clause 5 be deleted following the abolition of the concepts of authorised capital and par value pursuant to the Companies Act.

2.4	The Proposed Alterations to the Articles. The following is a summary of the main proposed alterations to the Articles:

2.4.1	Article 2

Article 2 is the interpretation section of the Articles, and is proposed to be altered as follows:

(i)	definition of “Company” is altered so that the Articles would not need to be subsequently amended in the event the Company changes its name;

(ii)	definition of “dividend” is altered to have its meaning cross referenced to the provisions of the Companies Act;

(iii)	the expression “permitted alternative form” is added to allow for notices and accounts, etc of the Company to be circulated via electronic means;

(iv)	the expression “Stock Exchange” is altered to mean the Singapore Exchange Securities Trading Limited or its successors in title;

(v)	that the expression “treasury shares” is to have the meaning ascribed to it in the Companies Act, namely, shares which were (or are treated as having been) purchased by the Company in circumstances in which Section 76H of the Companies Act applies, and have been held by the Company continuously since the treasury shares were so purchased;

(vi)	the expression “year” has been defined to mean calendar year; and

(vii)	that, except where otherwise expressly provided in the Articles, references in the Articles to “holder(s)” of shares or a class of shares and “member(s)” shall exclude the Company in relation to shares held by it as treasury shares.

2.4.2	Article 5

Article 5 provides for the issuance of shares by the Company and is proposed to be amended to provide, in addition to any permissive direction being given by the Company in general meeting, that new shares also need not be offered to existing members in proportion to their existing holdings but shall be subject to the limits and manner of calculation as may be prescribed by the Singapore Exchange Securities Trading Limited (“SGX-ST”) and as was permitted under applicable rules, including those prescribed by the National Association of Securities Dealers’ Automated Quotations System (“NASDAQ”). This is in line with current listing rules of the SGX-ST which permits a listed company to obtain a general share issue mandate (as discussed below) in respect of which authority may be given, inter alia, for shares to be issued otherwise than on a pro rata basis to members.

The existing Article 5(2) had stated that unless otherwise determined by the Company in general meeting or otherwise agreed by the holder of all shares for the time being issued, all shares shall before issue to be offered for subscription to the existing members in the proportion as nearly as the circumstance may admit to the number of shares then held by them. It is proposed that this be deleted from Article 5 and be re-stated, with alterations, as Article 50A. The purpose is to give a general mandate to the Directors to issue shares in Article 5 and to contain all alterations to the capital, including those in the existing Article 5(2), under the heading “Alteration of Capital”.

2.4.3	Article 6

The existing Article 6 will be deleted in its entirety and the existing Article 7 is renumbered as Article 6. No amendment is made to the text of the renumbered Article 6. The renumbered Article 6 deals with the variation of rights of the shareholders.

2.4.4	Article 7

Existing Article 8 to be amended and renumbered as Article 7. The renumbered Article 7 provides that the Company may repurchase its shares on such terms as the Company may think fit and in the manner prescribed by the Companies Act, and all shares repurchased by the Company shall be cancelled, if not held as treasury shares pursuant to the new Article 8. Consequential changes are proposed to the renumbered Article 7 to cater for the holding of any purchased or acquired shares as treasury shares in accordance with the Companies Act.

2.4.5	Article 8

It is proposed that a new Article 8 be inserted to allow the Company to hold its shares in treasury. The new Article 8 shall provide that the Company may hold or deal with its treasury shares in the manner authorised by, or prescribed pursuant to, the Companies Act. These shares shall have no voting rights and shall not be entitled to any dividend or other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) made by the Company.

2.4.6	Article 10

Article 10 provides that the Company may exercise the powers of paying commissions conferred by the Companies Act and may also pay such brokerage as may be lawful. Although Section 69 of the Companies Act relating to the power to pay certain commissions has been repealed pursuant to the Companies Amendment Act, the Company may nevertheless retain a power to pay commissions or brokerage under the Articles. Article 10 is thus proposed to be altered to provide that the Company may pay commissions or brokerage on any issue of shares at such rate or amount and in such manner as the Directors may deem fit.

2.4.7	Article 13

Article 13 on share certificates provides (inter alia) that every share certificate must specify the number and class of shares to which it relates and the amount paid up thereon. Article 13 is proposed to be altered to provide that the amount (if any) unpaid on the shares must also be specified in the share certificate, in order to comply with Section 123 of the Companies Act. Other changes are proposed to bring the Article in line with market practice.

2.4.8	Articles 20 and 23

Article 20 deals with calls on members in respect of any money unpaid on their shares and Article 23 deals with sums due upon allotment of shares. It is proposed that these Articles be altered to remove all references to nominal value and share premium in line with the abolition of these concepts pursuant to the Companies Act.

2.4.9	Article 26

Article 26 provides for payment in advance of calls on shares and is proposed to be amended to clarify that such payments made shall extinguish, so far as the same shall extend, the liability upon the shares in respect of which it is made.

2.4.10	Article 28

Article 28 provides for the retention of instruments of transfer indefinitely. Drafting changes are proposed to allow the Company to destroy instruments of transfer, cancelled share certificates, dividend mandates and notifications of change of addresses after the expiration of six years as these documents can be voluminous over a period of time. Consequently, the heading of this Article is also amended to read “Retention period of transfer instruments, cancelled share certificates, dividend mandates and notifications”.

2.4.11	Article 31

Article 31 deals with the directors’ right to decline to accept a transfer of shares and is proposed to be altered to delete the references to stamp duty payable on share certificates since, under current law, stamp duty is payable electronically and a certificate of payment of stamp duty is issued by the Inland Revenue Authority of Singapore.

2.4.12	Article 33

Article 33 provides that the register of transfers may be closed as determined by the Directors. It is proposed to amend this Article to take into account the requirements under NASDAQ regarding books closure.

2.4.13	Article 46

Article 46 allows for the conversion of shares to stock and vice versa. It is proposed to delete references to different denominations of shares in line with abolition of the concept of nominal value by the Companies Amendment Act.

2.4.14	Article 47

Article 47 relates to transfers of stock in the capital of the Company. In conjunction with the abolition of the concept of nominal value pursuant to the Companies Amendment Act, where references are made to the nominal amount of the shares from which the stock arose, they are proposed to be deleted. Further, references to “amount of stock” are proposed to be replaced with “number of stock units”.

2.4.15	Article 48

Article 48 relate to the rights of stockholder in the Company. Drafting changes are proposed to replace references to “amount of stock” with “number of stock units” in conjunction with the abolition of the concept of nominal value pursuant to the Companies Amendment Act.

2.4.16	Article 50

Article 50 provides that the Company may by ordinary resolution inter alia increase its capital by such sum to be divided into shares of such amount as the resolution shall prescribe. It is proposed that in conjunction with the abolition of the concept of par value and authorised capital pursuant to the Companies Amendment Act, Article 50 be amended to provide that the Company may (i) consolidate and divide all or any of its shares (ii) sub-divide its shares subject to the provisions of the Companies Act; and (iii) cancel shares which have not been taken or which have been forfeited. Consequently, the heading of this Article is also amended to read “Power to consolidate, subdivide and cancel shares”.

2.4.17	New Articles 50A, 50B & 50C

A new Article 50A is proposed to provide that all new shares must first be offered to the existing shareholders in proportion to the number of the existing shares to which they are entitled.

A new Article 50B is proposed to give to the Directors a general authority to issue shares by way of rights, bonus or otherwise, and/or grant offers, agreements or options that might require shares to be issued and issue shares in pursuance of any instruments made or granted by the Directors provided that these new issues are subject to the limits and manner of calculation as may be prescribed by SGX-ST and as may be permitted by any stock exchange upon which the Company may be listed.

A new Article 50C is proposed to state that all new shares shall be subject to the provisions in the Statutes and these Articles with reference to allotment, payment of calls, lien, transfer, transmission, forfeiture and otherwise.

2.4.18	Article 51

Article 51, which provides that the Company may reduce its share capital, any capital redemption reserve fund or any share premium account as authorised by law, is proposed to be altered to delete the references to the capital redemption reserve fund and share premium account since, under the Companies Act, any amounts standing to the credit of the Company’s capital redemption reserve and share premium account now forms part of its share capital. It is proposed to further provide in Article 51 that the Company may also reduce any undistributable reserve, and to provide that upon cancellation of any share purchased or otherwise acquired by the Company (if not held as treasury shares), the amount of share capital of the Company shall be reduced by the extent to which any such cancelled share was purchased or acquired out of the capital of the Company. Consequently, the heading of this Article is amended to read “Power to reduce share capital and Share Buy Back”.

2.4.19	Article 51A

Previously, a company was prohibited from providing financial assistance to third parties to acquire its own shares, as this might lead to an improper depletion of the company’s assets to the detriment of its creditors. The proposed new Article 51A liberalises the restrictions on the giving of financial assistance by the Company to third parties in line with Sections 76(9A), (9B), (9C) and (9D) of the Companies Act.

2.4.20	Articles 56 and 78

Article 56 lists the ordinary business to be transacted at general meetings and extraordinary general meetings and currently does not include that of fixing of the Directors’ fees. It is proposed to alter and add clarity to the language of Article 56 and also to include the fixing of Directors’ fees as ordinary business to be transacted at general meetings to bring it in line with the current practice of other listed companies. For consistency, consequent changes are also proposed to Article 78 to amend “remuneration” to “fees”.

2.4.21	Article 57(3)

Article 57(3) provides for accidental omission to give and non-receipt of notice of a meeting. For clarity, it is proposed to amend Article 57(3) to provide that such omission or non-receipt shall not invalidate any resolution passed at the meeting.

2.4.22	Article 58

Article 58 relates to a quorum at general meetings. The Article defines “member” to include a person attending as a proxy or as representing a corporation which is a member. As limited liability partnerships are currently allowed under the Companies Act, the definition of “member” under Article 58 is proposed to be amended to include a person representing a limited liability partnership (“LLP”) which is a member. Changes are also proposed to clarify that joint holders of shares will be treated as one member.

2.4.23	Article 62

Article 62 deals with the exceptions to a resolution being put to the vote of a general meeting and decided by a show of hands. Article 62 is proposed to be altered to provide that a poll can be demanded by a member present in person or by proxy and holding not less than 10 per cent. of the total number of paid-up shares of the Company (excluding treasury shares), instead of the total sum paid up on all the shares conferring that right, following the requirements of Section 178 of the Companies Act and the introduction of provisions on treasury shares in the Companies Act.

2.4.24	Article 67

Article 67 deals with a resolution in writing signed by all members of the Company in a general meeting and is proposed to be deleted in compliance with Sections 183 and 184A of the Companies Act that allows the passing of resolutions by written means to be available only to private companies. No new article is proposed to be introduced. Instead, to preserve the numbering, Article 67 is intentionally left blank.

2.4.25	Article 68

Article 68 provides that every member shall be entitled to be present and to vote at any general meeting. For the avoidance of doubt, it is proposed that this Article be amended to expressly exclude the Company, as holder of treasury shares, from having voting rights.

2.4.26	Article 69

Article 69 provides that subject to any rights or restrictions for the time being attached to any class of shares, each member entitled to vote at a general meeting may vote in person or by proxy or by attorney. This Article is proposed to be altered to make it subject also to Article 8 (as proposed to be inserted) which will provide that the Company shall not exercise any right (including the right to attend and vote at general meetings) in respect of treasury shares other than as provided by the Companies Act.

2.4.27	Article 71

Article 71 provides for a member which is a corporation to attend the Company’s meetings through a representative. In line with the proposed amendment to Article 58, it is proposed to amend this Article to include an LLP as a member. For clarity, it is also proposed to amend this Article to provide that the corporation or LLP is deemed present at such meetings if attended by its representative. Consequently, the heading of this Article is also amended to read “Corporations and limited liability partnerships acting by representatives”.

2.4.28	Article 74

Article 74 provides that the instrument appointing a proxy and the power of attorney, if any, under which is it signed or a notarially certified copy of the power of attorney must be deposited at the Company’s registered office. It is proposed that this Article be amended to delete the requirement for the copy of the power of attorney to be notarially certified to make it less onerous for members. Deletion of the word “notarially” gives the Share Registrar and/or Company Secretary the discretion to interpret the requirement of “certified” as they think fit.

2.4.29	Article 90(2)

Article 90(2) defines “non-executive Director” to mean a Director who does not hold any other office of profit in the Company or any subsidiary or associated company. It is now proposed to substitute the words ‘subsidiary or associated company’ with ‘related corporation’, in accordance with Section 201B(2) of the Companies Act. Drafting changes are also made to Article 90(2) to correct typographical errors.

2.4.30	Article 96(2)

Article 96(2) provides that the Directors may confer by telephone or other electronic means of communications and their participation in this manner shall be deemed to constitute presence in person at a meeting. The Article is expanded to include that the meeting as aforesaid is deemed to be held at the registered office of the Company or at a place agreed upon by the Directors attending the meeting, provided that at least one Director present at the meeting was at that place for the duration of the meeting. This can be a practical problem if not expressly provided in the Articles.

2.4.31	Article 100

Article 100 provides that a committee may meet and adjourn its meeting as it thinks proper. There is currently no direct provision on the forming of such a committee. It is proposed that this Article be amended to provide that the Directors may delegate any of their powers to committees consisting of such member or members of their body as well as to persons other than Directors in order to provide the Company with greater flexibility in harnessing the relevant expertise from within as well as outside the Company.

2.4.32	Article 105

Article 105 provides that the Directors may from time to time appoint one or more of their body to the office of Executive Director for such period and on such terms as they think fit. Drafting changes are made to correct typographical errors.

2.4.33	Article 114

Article 114 provides that the Directors shall lay before the Company at each annual general meeting the accounts of the Company. It is proposed to amend this Article to state that the interval between the date of the annual general meeting and the close of a financial year of the Company shall not exceed four months to comply with Section 201 of the Companies Act. Consequently, the heading of this Article is also amended to read “Presentation of accounts and timely submission”.

2.4.34	Article 115

Article 115 provides that the accounts of the Company is to be sent by post to its members. This Article is proposed to be amended to be consistent with the proposed amendments to Article 128 regarding the sending of documents to members via electronic means.

2.4.35	Article 119

Article 119 allows the payment of dividends out of the profits of the Company. For clarity, it is proposed to amend the Article by stating that profits from the sale and purchase of treasury shares shall not form part of the profits from which dividends may be paid out of.

2.4.36	Article 126

Article 126, which deals with the capitalisation of profits and reserves, is proposed to be altered to permit the issue of bonus shares for which no consideration is payable and to capitalise any sum standing to the credit of the Company’s reserves, and to delete the references to the capital redemption reserve fund and the share premium account since, under the Companies Act, any amounts standing to the credit of the Company’s capital redemption reserve and share premium account become part of its share capital.

Article 126 is also proposed to be altered to make it clear that such power is without prejudice to the provisions of Article 5 (as proposed to be amended) and also to enable the Company to issue bonus shares pursuant to a general mandate given by shareholders to the Company under Article 5 (as proposed to be amended), without having to seek specific approval of shareholders for each issue of bonus shares. Consequently the heading of this Article is also amended to read “Bonus issues and capitalisation of profits and reserves”.

2.4.37	Article 127

Drafting changes are proposed for a new Article 127 (1) to give full power to the Directors to make such provisions as they think fit for any fractional entitlements which would arise when the Company issues bonus shares or capitalises its undivided profits.

A new Article 127(2) is also proposed to give Directors the powers to issue shares for which no consideration is payable and to capitalise any undivided profits, in each case, on terms that such shares shall, upon issue, be held for the benefit of participants of any share incentive or option scheme or plan implemented by the Company. Such alteration proposed for the new Article 127(2) will facilitate and provide greater flexibility to the Company for the delivery of shares to participants in respect of vested awards granted pursuant to any share-based incentive plan that may be implemented by the Company in the future.

2.4.38	Articles 128, 130 and 134

Articles 128, 130 and 134 currently provide that notices may be served by the Company or, in the case of Article 134 by the liquidator, either personally or by post.

The Companies Act (with the exception of Section 28(a) and (c)) introduced new provisions that permit electronic distribution of notices of meetings, statutory reports and other documents to members, officers and Auditors of the Company under certain specified conditions. Electronic transmission may be in the form of sending the notice or documents using electronic communications to the current address of the recipient such that they are accessible by the recipient.

To update the Articles, it is proposed that Articles 128, 130 and 134 be altered to allow notice to be served on any member whose address is in the Company’s register and to permit the Company to serve or deliver notices using electronic communications in accordance with Sections 387A and 387B of the Companies Act, and/or any other applicable regulations or procedures.

2.5	Text of the Memorandum and Articles to be altered. The text of the clauses of the Memorandum and Articles which are proposed to be deleted or altered are set out in Appendix B(2) of this letter.

2.6	Shareholders’ Approval. The proposed alterations to the Memorandum and Articles are subject to Shareholders’ approval in the form of a special resolution.

APPENDIX B(2)

ALTERATIONS TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION

The alterations which are proposed to be made to the Memorandum and Articles of Association of the Company are set out below. For ease of reference the full text to the Clauses and Articles proposed to be altered have been reproduced and, where appropriate, deletions from the existing articles are marked by underlining the same, while the new provisions and additions/alterations to the existing provisions are indicated in bold.

PROPOSED ALTERATION TO THE MEMORANDUM

Clause 5

5.	The share capital of the company is S$100,000/- divided into 100,000 ordinary shares of S$1/- each. The shares in the original or any increased capital may be divided into several classes, and there may be attached thereto respectively any preferential, deferred or other special rights, privileges, conditions as restrictions as to dividends, capital, voting or otherwise.

Proposed Alterations to Clause 5

By deleting Clause 5 in its entirety.

PROPOSED ALTERATIONS TO THE ARTICLES

Existing Article 2

2.	Definitions

In these Articles: -

“the Act”	means the Companies Act (Cap. 50) or any statutory modification thereof for the time being in force;

“Articles”	means these Articles of Association or as amended from time to time;

“Company”	means CREATIVE TECHNOLOGY LTD;

“Directors” or “the Board”	means the Directors for the time being of the Company as a body or a quorum of the Directors present at a meeting of the Directors;

“dividend”	includes bonus;

“market day”	means a day on which the Stock Exchange is open for trading of securities;

“member”	means a registered shareholder of the Company; Provided always that where the Depository is named in the Register of Members of the Company:-

(a) the Depository shall be deemed not to be a member of the Company; and

(b) the depositors shall be deemed to be members of the Company in respect of the shares of the Company entered against their respective names in the Depository Register;

“month”	means a calendar month;

“NASDAQ”	means the National Association of Securities Dealers’ Automated Quotations System;

“office”	means the registered office of the Company;

“seal”	means the common seal of the Company;

“Secretary”	means any person appointed to perform the duties of a secretary of the Company;

“Statutes”	means the Act and every other Act being in force concerning companies and affecting the Company;

“Stock Exchange”	means the Stock Exchange of Singapore Limited

“$”	refers to the lawful currency of Singapore.

the expressions “depositor”, “Depository”, “depository agent” and “Depository Register” shall have the meanings ascribed to them respectively in the Act;

references in these Articles to “holders” of the shares or a class of shares shall:-

(i)	exclude the Depository except where otherwise expressly provided in these Articles or where the term “registered holders” or “registered holder” is used in these Articles; and

(ii)	where the context so requires, be deemed to include references to depositors whose names are entered in the Depository Registry in respect of those shares;

except where the context otherwise requires, and “holding” and “held” shall be construed accordingly;

references in these Articles to “Register of Members” shall include the Depository Register, where applicable;

expressions referring to writing shall, unless contrary intention appears, be construed as including references to printing, lithography, photography and other modes of representing or reproducing words in a visible form;

words or expressions contained in these Articles shall be interpreted in accordance with the provisions of the Interpretation Act (Cap.1) and of the Act;

words denoting the singular number only shall include the plural number and vice versa; words denoting the masculine gender only shall include the feminine and neuter genders; words denoting persons shall include corporations and other bodies of persons;

the marginal notes in these Articles are inserted for convenience and reference only are in no way designed to limit or circumscribe the scope of these Articles.

Proposed Alterations to Existing Article 2

The words underlined above in the existing Article 2 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

2.	Definitions

In these Articles: -

WORDS	MEANINGS
“the Act”	means the Companies Act (Cap. 50) or any statutory modification, thereof for the time being in force;

“Articles”	means these Articles of Association or as amended from time to time;

“Company”	means the abovenamed Company by whatever name from time to time called;

“Directors ” or “the Board”	means the Directors for the time being of the Company as a body or a quorum of the Directors present at a meeting of the Directors;

“dividend”	means the dividend permissible under the Act and includes bonus;

“market day(s)”	means a day on which the Stock Exchange is open for trading in securities;

“member(s)”	means a registered shareholder of the Company; Provided always that where the Depository is named in the Register of Members of the Company: -

(a) the Depository shall be deemed not to be a member of the Company; and

(b) the depositors shall be deemed to be members of the Company in respect of the shares of the Company entered against their respective names in the Depository Register;

save that references in these Articles to “member(s)” shall where the Act requires, exclude the Company where it is a member by reason of its holding of its shares as treasury shares;

“month”	means a calendar month;

“NASDAQ”	means the National Association of Securities Dealers’ Automated Quotations System;

“office”	means the registered office of the Company;

“permitted alternative form”	means electronic mail, facsimile, telex, website hyperlinks and such other means of electronic communication as may be agreed to by the Company and its members from time to time or as otherwise provided by the Act;

“seal”	means the common seal of the Company;

“Secretary”	means any person appointed to perform the duties of a secretary of the Company;

“Statute(s)”	means the Act and every other Act being in force concerning companies and affecting the Company;

“Stock Exchange”	means the Singapore Exchange Securities Trading Limited or its successors in title;

“treasury shares”	means issued shares of the Company which was (or is treated as having been) purchased by the Company in circumstances which section 76H of the Act applies and has since such purchase been continuously held by the Company;

“year”	means calendar year;

“$”	refers to the lawful currency of Singapore;

the expressions “depositor”, “Depository”, “depository agent” and “Depository Register” shall have the meanings ascribed to them respectively in the Act;

references in these Articles to “holders” of the shares or a class of shares shall;-

(i)	exclude the Depository except where otherwise expressly provided in these Articles or where the term “registered holders” or “registered holder” is used in these Articles;

(ii)	where the context so requires, be deemed to include references to depositors whose names are entered in the Depository Registry in respect of those shares; and

(iii)	except where otherwise expressly provided in these Articles, exclude the Company in relation to shares held by it as treasury shares;

and “holding” and “held” shall be construed accordingly;

references in these Articles to “Register of Members” shall include the Depository Register, where applicable;

expressions referring to writing shall, unless contrary intention appears, be construed as including references to printing, lithography, photography and other modes of representing or reproducing words in a visible form;

words or expressions contained in these Articles shall be interpreted in accordance with the provisions of the Interpretation Act (Cap.1) and of the Act;

words denoting the singular number only shall include the plural number and vice versa; words denoting the masculine gender only shall include the feminine and neuter genders; words denoting persons shall include corporations and other bodies of persons.

Existing Article 5

5.	Issue of shares

(1)	No shares shall be issued by the Directors without the prior approval of the Company in general meeting.

(2)	Unless otherwise determined by the Company in general meeting or otherwise agreed by the holders of all the shares for the time being issued, all unissued shares shall before issue be offered for subscription to the members in proportion as nearly as the circumstances will admit to the number of shares then held by them. Any such offer shall be made by notice specifying the number and class of shares and the price at which the same are offered and limiting the time (such period as the Directors think fit) within which the offer if not accepted will be deemed to be declined and, after the expiration of that time, or on the receipt of an intimation of the person to whom the offer is made that he declines to accept the shares offered, the Directors may dispose of those shares in such manner as they think most beneficial to the Company. The Directors may likewise so dispose of any new shares which (by reason of the ratio which the new shares bear to shares held by persons entitled to an offer of new shares) cannot, in the opinion of the Directors, be conveniently offered in accordance with this Article.

(3)	Subject as aforesaid, all unissued shares shall be at the disposal of the Directors and they may allot or grant options over or otherwise deal with or dispose of the same to such person, at such times, and generally on such terms as they think proper, but so that no shares shall be issued at a discount except in accordance with the Act.

(4)	No ordinary shares or class of ordinary shares may be issued with the effect of nullifying, restricting or disparately reducing the per share voting rights of the holders of an outstanding class or classes of ordinary shares of the Company.

Proposed Alterations to Existing Article 5

The words underlined above in the existing Article 5 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

5.	Issue of shares

(1)	Subject to the Statutes and these Articles (in particular Articles 50A and 50B), no shares may be issued by the Directors without the prior approval of the Company in general meeting but subject thereto and to any special rights attached to any shares for the time being issued, the Directors may allot and issue shares or grant options over or otherwise dispose of the same to such persons on such terms and conditions and for such consideration and at such time and subject or not to the payment of any part of the amount thereof in cash as the Directors may think fit, and any shares may be issued with such preferential, deferred, qualified or special rights, privileges or conditions as the Directors may think fit, and preference shares may be issued which are or at the option of the Company are liable to be redeemed, the terms and manner of redemption being determined by the Directors, Provided always that:

(a)	(subject to any direction to the contrary that may be given by the Company in general meeting) any issue of shares for cash to members holding shares of any class shall be offered to such members in proportion as nearly as may be to the number of shares of such class then held by them and the provisions of the second sentence of Article 50A with such adaptations as are necessary shall apply; and

(b)	any other issue of shares, the aggregate of which would exceed the limits referred to in Article 50B, shall be subject to the approval of the Company in general meeting.

(2)	No ordinary shares or class of ordinary shares may be issued with the effect of nullifying, restricting or disparately reducing the per share voting rights of the holders of an outstanding class or classes of ordinary shares of the Company.

(3)	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking equally with, or in priority to such shares.

Existing Article 6

6.	(1)	Rights to be attached to new shares

Without prejudice to any special rights or privileges attached to any then existing shares in the capital of the Company, any new shares may be issued upon such terms and conditions, and with such rights and privileges attached thereto, as the Company by special resolution may direct or, if no such direction be given, as the Directors shall determine, and in particular, such shares may be issued with preferential, qualified or deferred rights to dividends and in the distribution of assets of the Company, and with a special or restricted right of voting, and any preference shares may be issued on the terms that it is, or at the option of the Company, liable to be redeemed.

(2)	Rights varied by the issue of further shares

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking equally with, or in priority to such shares.

Proposed Alterations to Existing Article 6

By deleting Article 6 in its entirety and re-numbering the existing Article 7 as Article 6.

6.	Variation of rights

If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll. Provided always that where the necessary majority for such a special resolution is not obtained at the meeting, consent in writing if obtained from the holders of three-fourths of the issued shares of the class concerned within two months of the meeting shall be as valid and effectual as a special resolution carried at the meeting.

Existing Article 8

8.	Prohibition of dealing in its own shares

Subject to and in accordance with the provisions of the Act, the Company may purchase or otherwise acquire ordinary shares issued by it on such terms as the Company may think fit and in the manner prescribed by the Act. All shares repurchased by the Company shall be cancelled.

Proposed Alterations of Article 8 and re-numbering as Article 7

By renumbering as Article 7 and adding the words in bold below:

7.	Prohibition of dealing in its own shares

Subject to and in accordance with the provisions of the Act, the Company may purchase or otherwise acquire ordinary shares issued by it on such terms as the Company may think fit and in the manner prescribed by the Act. Unless as permitted under Article 8 hereof all shares repurchased by the Company shall be cancelled immediately on purchase or acquisition by the Company. On the cancellation of a share as aforesaid, the rights and privileges attached to that share shall expire. In any other instance, the Company may hold or deal with any such share so purchased or acquired by it in such manner as may be permitted by, and in accordance with, the Act.

Proposed New Article 8

By inserting a new Article 8 as follows:

8.	Treasury shares

The Company may hold or deal with its treasury shares in the manner authorised by, or prescribed pursuant to, the Act. The treasury shares shall have no voting rights and shall not be entitled to any dividend or other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) that may be made by the Company.

Existing Article 10

10.	Power to pay commission and brokerage

The Company may exercise the powers of paying commissions conferred by the Act, provided that the rate per cent. or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the Act and the commission shall not exceed the rate of 10 per cent. of the price at which the shares in respect whereof the same is paid are issued or an amount equal to 10 per cent. of that price (as the case may be). Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

Proposed Alterations to Existing Article 10

The words underlined above in the existing Article 10 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

10.	Power to pay commission and brokerage

The Company may exercise the powers of paying commissions or brokerage on any issue at such rate or amount and in such manner as the Directors may deem fit. Such commissions or brokerage may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other.

Existing Article 13

13.	Form of share certificate

Every certificate of the title to shares shall be issued under the seal in such form as the Directors shall from time to time prescribe, shall bear the autographic or facsimile signatures of one Director and the Secretary or a second Director or some other person appointed by the Directors and shall specify the number and class of shares to which it relates and the amounts paid thereon. The facsimile signatures may be reproduced by mechanical, electronic or other method approved by the Directors.

Proposed Alterations to Existing Article 13

The words underlined above in the existing Article 13 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

13.	Form of share certificate

Every certificate of the title to shares shall be issued under the seal in such form as the Directors shall from time to time prescribe, shall bear the autographic or facsimile signatures of either two Directors or one Director and the Secretary or some other person appointed by the Directors and shall specify the number and class of shares to which it relates and the amounts paid and the amount (if any) unpaid thereon. The facsimile signatures may be reproduced by mechanical, electronic or other method approved by the Directors. No certificate shall be issued representing shares of more than one class.

Existing Article 20

20.	Calls on shares

The Directors may from time to time make calls upon the members in respect of any money unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times, provided that no call shall exceed one fourth of the nominal value of the share or be payable at less than one month from the date fixed for the payment of the last preceding call, and each member shall (subject to receiving at least 14 days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Directors may determine.

Proposed Alterations to Existing Article 20

The words underlined above in the existing Article 20 (other than its heading) are proposed to be deleted:

20.	Calls on shares

The Directors may from time to time make calls upon the members in respect of any money unpaid on their shares and not by the conditions of allotment thereof made payable at fixed times provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each member shall (subject to receiving at least 14 days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Directors may determine.

Existing Article 23

23.	Sum due on allotment

Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Articles be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable, and in case of non-payment all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture, or otherwise shall apply as if the sum had become payable by virtue of a call duly made and notified.

Proposed Alterations to Existing Article 23

The words underlined above in the existing Article 23 (other than its heading) are proposed to be deleted:

23.	Sum due on allotment

Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, shall for the purposes of these Articles be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable, and in case of non-payment, all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture, or otherwise shall apply as if the sum had become payable by virtue of a call duly made and notified.

Existing Article 26

26.	Payment in advance of calls

The Directors may, if they think fit, receive from any member willing to advance the same all or any part of the money uncalled and unpaid upon any shares held by him, and upon all or any part of the money so advanced may (until the same would, but for the advance, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) 8 per cent. per annum as may be agreed upon between the Directors and the member paying the sum in advance. Capital paid on shares in advance of calls shall not, whilst carrying interest, confer a right to participate in profits.

Proposed Alterations to Existing Article 26

The words in bold below are proposed to be added to the existing Article 26:

26.	Payment in advance of calls

The Directors may, if they think fit, receive from any member willing to advance the same all or any part of the money uncalled and unpaid upon any shares held by him, and such payments in advance of calls shall extinguish, so far as the same shall extend, the liability upon the shares in respect of which it is made, and upon all or any part of the money so advanced may (until the same would, but for the advance, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) 8 per cent. per annum as may be agreed upon between the Directors and the member paying the sum in advance. Capital paid on shares in advance of calls shall not, whilst carrying interest, confer a right to participate in profits.

Existing Article 28

28.	Retention of transfers

All instruments of transfer which shall be registered shall be retained by the Company but any instrument of transfer which the Directors may refuse to register shall (except in any case of fraud) be returned to the party presenting the same.

Proposed Alterations to Existing Article 28

The words underlined above in the existing Article 28 (including part of its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

28.	Retention period of transfer instruments, cancelled share certificates, dividend mandates and notifications

The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof and all dividend mandates and notifications of change of address at any time after the expiration of six years from the date of recording thereof and all share certificates which have been cancelled at any time after the expiration of six years from the date of the cancellation thereof and it shall conclusively be presumed in favour of the Company that every entry in the Register of Members purporting to have been made on the basis of an instrument of transfer or another document so destroyed was duly and properly made and every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and every share certificate so destroyed was a valid and effective certificate duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:-

(a)	the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

(b)	nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

(c)	references herein to the destruction of any document include references to the disposal thereof in any manner.

Existing Article 31

31.	Instrument of transfer

The Directors may decline to accept any instrument of transfer unless:-

(a)	such fee not exceeding $2.00 as the Directors may from time to time determine is paid to the Company in respect thereof;

(b)	the instrument of transfer is duly stamped in accordance with any law for the time being in force relating to stamp duty;

(c)	the instrument of transfer is deposited at the office or such other place (if any) as the Directors may appoint accompanied by the certificates of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person so to do; and

(d)	such fee not exceeding $2.00 as the Directors may from time to time determine is paid to the Company in respect of the registration of any probate, letters of administration, certificate of marriage or death, power of attorney or any document relating to or affecting the title to the shares.

Proposed Alterations to Existing Article 31

The words underlined above in the existing Article 31 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

31.	Instrument of transfer

The Directors may decline to register any instrument of transfer unless: -

(a)	such fee not exceeding $2.00 as the Directors may from time to time determine, is paid to the Company in respect thereof;

(b)	the amount of proper duty (if any) chargeable for each instrument of transfer under any law for the time being in force relating to stamps is paid;

(c)	the instrument of transfer is deposited at the office or at such other place (if any) as the Directors may appoint accompanied by a certificate of payment of stamp duty (if any), the certificates of the shares to which the transfer relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person so to do; and

(d)	such fee not exceeding $2.00 as the Directors may from time to time determine is paid to the Company in respect of the registration of any probate, letters of administration, certificate of marriage or death, power of attorney or any document relating to or affecting the title to the shares.

All instruments of transfer which are registered may be retained by the Company, but any instrument of transfer which the Directors may decline to register shall be returned to the person depositing the same except in the case of fraud.

Existing Article 33

33.	Register of Transfers

The Company shall maintain a Register of Transfers which shall be kept under the control of the Directors, and in which shall be entered the particulars of every transfer of shares. The Register of Transfers may be closed at such times and for such periods as the Directors may from time to time determine provided always that it shall not be closed for more than 30 days in the aggregate in any year.

Proposed Alterations to Existing Article 33

The words underlined above in the existing Article 33 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

33.	Register of Transfers

The Company shall maintain a Register of Transfers which shall be kept under the control of the Directors, and in which shall be entered the particulars of every transfer of shares. The Register of Transfers may be closed during such times as the Directors may think fit, provided always that such Register shall not be closed for more than thirty days in each year and that the Company shall give prior notice of such closure as may be required to any stock exchange upon which the Company may be listed, stating the period and the purpose or purposes for which the closure is made.

Existing Article 46

46.	Power to convert into stock

The Company may by ordinary resolution passed at a general meeting convert any paid-up shares into stock and reconvert any stock into paid-up shares of any denomination.

Proposed Alterations to Existing Article 46

The words underlined above in the existing Article 46 (other than its heading) are proposed to be deleted:

46.	Power to convert into stock

The Company may by ordinary resolution passed at a general meeting convert any paid-up shares into stock and reconvert any stock into paid-up shares.

Existing Article 47

47.	Transfer of stock

The holders of stock may transfer the same or any part thereof in the same manner and subject to the same Articles as and subject to which the shares from which the stock arose might previously to conversion have been transferred or as near thereto as circumstances admit; but the Directors may from time to time fix the minimum amount of stock transferable and restrict or forbid the transfer of fractions of that minimum, but the minimum shall not exceed the nominal amount of the shares from which the stock arose.

Proposed Alterations to Existing Article 47

The words underlined above in the existing Article 47 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

47.	Transfer of stock

The holders of stock may transfer the same or any part thereof in the same manner and subject to the same Articles as the shares from which the stock arose might previously to conversion have been transferred or as near thereto as circumstances admit; but the Directors may from time to time fix the minimum number of stock units transferable and restrict or forbid the transfer of fractions of that minimum.

Existing Article 48

48.	Rights of stockholders

The holders of stock shall according to the amount of the stock held by them have the same rights, privileges and advantages as regards dividends voting at meetings of the Company and other matters as if they held the shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) shall be conferred by any such aliquot part of stock which would not if existing in shares have conferred that privilege or advantage.

Proposed Alterations to Existing Article 48

The words underlined above in the existing Article 48 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

48.	Rights of stockholders

The holders of stock shall according to the number of the stock units held by them have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters as if they held the shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) shall be conferred by any such aliquot part of stock which would not if existing in shares have conferred that privilege or advantage.

Existing Article 50

50.	Power to increase the share capital, consolidate, cancel and sub-divide shares

The Company may from time to time by ordinary resolution: -

(a)	increase the share capital by such sum to be divided into shares of such amount as a resolution shall prescribe;

(b)	consolidate and divide all or any of its share and sub-capital into shares of larger amount than its existing shares;

(c)	subdivide its shares or any of them into shares of smaller amount than is fixed by the memorandum; so however that in the subdivision the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

(d)	cancel shares which at the date of the passing of the resolution in that behalf have not been taken or agreed to be taken by any person or which have been forfeited and diminish the amount of its share capital by the amount of the shares so cancelled.

Proposed Alterations to Existing Article 50

The words underlined above in the existing Article 50 (including its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

50.	Power to consolidate, subdivide and cancel shares

The Company may from time to time by ordinary resolution: -

(a)	consolidate and divide all or any of its shares;

(b)	subdivide its shares or any of them (subject nevertheless to the provisions of the Act) provided always that in such subdivision the proportion between the amount paid and the amount (if any) unpaid on each reduced share capital shall be the same as it was in the case of the share from which the reduced share is derived; and

(c)	cancel shares which at the date of the passing of the resolution in that behalf have not been taken or agreed to be taken by any person or which have been forfeited and diminish the amount of its share capital by the amount of the shares so cancelled.

Proposed New Articles 50A, 50B and 50C

By inserting new Articles 50A, 50B and 50C as follows:

50A.	Pre-emption Rights

Subject to any direction to the contrary that may be given by the Company in general meeting, all new shares shall, before issue, be offered to such persons who as at the date of the offer are entitled to receive notices from the Company of general meetings in proportion, as far as the circumstances admit, to the number of the existing shares to which they are entitled. The offer shall be made by notice specifying the number of shares offered, and limiting to a time within which the offer, if not accepted, will be deemed to be declined, and, after the expiration of that time, or on the receipt of an intimation from the person to whom the offer is made that he declines to accept the shares offered, the Directors may dispose of those shares in such manner as they think most beneficial to the Company. The Directors may likewise so dispose of any new shares which (by reason of the ratio which the new shares bear to shares held by persons entitled to an offer of new shares) cannot, in the opinion of the Directors, be conveniently offered under this Article 50A.

50B.	General Mandate to Issue Shares

Notwithstanding Article 50A above but subject to the Statutes, the Company may, by ordinary resolution in general meeting give to the Directors a general authority, either unconditionally or subject to such conditions as may be specified in the ordinary resolution, to:-

(a)	(i) issue shares in the Company (“shares”) whether by way of rights, bonus or otherwise; and/or

(ii)	make or grant offers, agreements or options (collectively, “Instruments”) that might or would require shares to be issued, including but not limited to the creation and issue of (as well as adjustments to) warrants, debentures or other instruments convertible into shares; and

(b)	(notwithstanding the authority conferred by the ordinary resolution may have ceased to be in force) issue shares in pursuance of any Instrument made or granted by the Directors while the ordinary resolution was in force, provided that:-

(1)	the aggregate number of shares to be issued pursuant to the ordinary resolution (including shares to be issued in pursuance of Instruments made or granted pursuant to the ordinary resolution) shall be subject to such limits and manner of calculation as may be prescribed by the Stock Exchange from time to time and as may be permitted by any stock exchange upon which the Company may be listed;

(2)	in exercising the authority conferred by the ordinary resolution, the Company shall comply with the provisions of the Listing Manual of the Stock Exchange for the time being in force (unless such compliance is waived by the Stock Exchange) and these Articles and such provisions as may be required by any stock exchange upon which the Company may be listed;

(3)	(unless revoked or varied by the Company in general meeting) the authority conferred by the ordinary resolution shall not continue in force beyond the conclusion of the annual general meeting of the Company next following the passing of the ordinary resolution, or the date by which such annual general meeting of the Company is required by law to be held, or the expiration of such other period as may be prescribed by the Statutes (whichever is the earliest).

50C.	General Provisions Relating to New Shares

Except so far as otherwise provided by the conditions of issue or by these Articles, all new shares shall be subject to the provisions of the Statutes and of these Articles with reference to allotment, payment of calls, lien, transfer, transmission, forfeiture and otherwise.

Existing Article 51

51.	Power to reduce share capital

The Company may by special resolution reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorized, and consent required by law.

Proposed Alterations to Existing Article 51

The words underlined above in the existing Article 51(other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

51.	Power to reduce share capital and Share Buy Back

(a)	The Company may from time to time by special resolution reduce its issued share capital or any undistributable reserve in any manner and subject to any incident authorised and consent required by law. Without prejudice to the generality of the foregoing, upon cancellation of any share purchased or otherwise acquired by the Company pursuant to these Articles, the number of issued shares of the Company shall be diminished by the number of shares so cancelled, and, where any such cancelled share was purchased or acquired out of the capital of the Company, the amount of issued capital of the Company shall be reduced accordingly.

(b)	The Company may, subject to and in accordance with the Act, purchase or otherwise acquire its issued shares on such terms and in such manner as the Company may from time to time think fit. Any share which is so purchased or acquired by the Company shall, unless held as a treasury share in accordance with the Act, be deemed to be cancelled immediately on purchase or acquisition by the Company. On the cancellation of any share as aforesaid, the rights and privileges attached to that share shall expire. In any other instance, the Company may hold or deal with any such share which is so purchased or acquired by it in such manner as may be permitted by and in accordance with the Act.

Proposed New Article 51A

By inserting a new Article 51A as follows:

51A.	Financial Assistance for Acquisition of the Company’s shares

Subject to the provisions of Sections 76(9A), (9B), (9C) and (9D) of the Act, the Company may from time to time, by a resolution of the Board give financial assistance to any party for the purpose of, or in connection with, an acquisition or proposed acquisition of the shares or units of shares in the Company or the holding company if the amount of assistance does not exceed 10% of the aggregate of the total paid up capital and the reserves of the Company, or by resolution of all its members present in person or by proxy at the relevant general meeting if the amount of assistance exceeds 10% of the total paid up capital and the reserves of the Company.

Existing Article 56

56.	Special business

All business shall be special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets, the report of the Directors and auditors, the election of Directors in the place of those retiring, and the appointment and fixing of the remuneration of the auditors.

Proposed Alterations to Existing Article 56

The words underlined above in the existing Article 56 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

56.	Special business

The following business transacted at an annual general meeting shall be deemed to be ordinary:

a) declaring a dividend, b) the consideration of the accounts, balance sheets and the reports of the Directors and auditors, c) the election of Directors in place of those retiring by rotation or otherwise, d) fixing of fees of Directors and e) the appointment and fixing of the remuneration of the auditors.

All other business transacted at an annual general meeting and all business transacted at an extraordinary general meeting shall be considered as special business.

Existing Article 57(3)

57(3).	Accidental omission to give and non-receipt of notice

The accidental omission to give notice of a meeting to or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings at the meeting.

Proposed Alterations to Existing Article 57(3)

The words underlined above in the existing Article 57(3) (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

57(3).	Accidental omission to give and non-receipt of notice

The accidental omission to give notice of meeting to or the non-receipt of a notice of a meeting by any person entitled to receive notice shall not invalidate any resolution passed at the meeting.

Existing Article 58

58.	Quorum

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. Members holding at least one-third of all the issued shares of the Company shall form quorum. For the purposes of this Article “member” includes a person attending as a proxy or as representing a corporation which is a member.

Proposed Alterations to Existing Article 58

The words in bold below are proposed to be added to the existing Article 58:

58.	Quorum

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. Members holding at least one-third of all the issued shares of the Company shall form a quorum. For the purposes of this Article “member” includes a person attending as a proxy or as representing a corporation or limited liability partnership which is a member, and joint holders of any share shall be treated as one member.

Existing Article 62

62.	Method of voting

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result of the show of hands a poll is demanded:-

(a)	by the Chairman;

(b)	by at least two members present in person or by proxy;

(c)	by any member or members present in person or by proxy, or any number or combination of such members or proxies, holding or representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)	by any member present in person or by proxy, or any number or combination of such members or proxies, holding or representing as the case may be, shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

Unless a poll is so demanded a declaration by the Chairman that a resolution has on a show of hands been carried or carried unanimously, or by a majority of the total votes cast on the resolution, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. The demand for a poll may be withdrawn. In case of any dispute as to the admission or rejection of a vote, the Chairman shall determine the same and such determination made in good faith shall be final and conclusive.

Proposed Alterations to Existing Article 62

The words underlined above in the existing Article 62 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

62.	Method of voting

At any general meeting, a resolution put to the vote of the meeting shall be decided by a show of hands unless before or on the declaration of the result of the show of hands a poll is demanded:-

(a)	by the Chairman;

(b)	by at least two members present in person or by proxy;

(c)	by any member present in person or by proxy or any number or combination of such members or proxies, holding or representing as the case may be, not less than 10% of the total voting rights of all the members having the right to vote at the meeting; or

(d)	by any member present in person or by proxy, or any number or combination of such members or proxies holding or representing as the case may be, shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than 10% of the total number of paid-up shares of the Company conferring that right.

Unless a poll be so demanded a declaration by the Chairman of the meeting that a resolution has on a show of hands been carried or carried unanimously or by majority of the total votes cast on the resolution or lost and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. The demand for a poll may be withdrawn. In case of any dispute as to the admission or rejection of a vote the Chairman shall determine the same and such determination made in good faith shall be final and conclusive.

Existing Article 67

67.	Resolution by circular

Any resolution signed in writing whether by hand or facsimile by all members for the time being of the Company entitled to attend and vote at general meetings of the Company shall be valid as if it had been passed at a general meeting of the Company duly convened and held. Any such resolution may consist of several documents in like form each signed by or on behalf of one or more member. In the case of a corporate body which is a member, such resolution may be signed on its behalf by its corporate representative or proxy or attorney duly authorised in writing to sign the resolution on its behalf.

Proposed Alterations to Existing Article 67

By deleting Article 67 in its entirety and substituting therefor the following:

67.	INTENTIONALLY LEFT BLANK

Existing Article 68

68.	Right to vote

Every member shall be entitled to be present and to vote at any general meeting either personally or by proxy in respect of any shares upon which all calls due to the Company have been paid.

Proposed Alterations to Existing Article 68

The words in bold below are proposed to be added to the existing Article 68:

68.	Right to vote

Every member (except the Company as holder of treasury shares, if any) shall be entitled to be present and to vote at any general meeting either personally or by proxy in respect of any shares upon which all calls due to the Company have been paid.

Existing Article 69

69.	Voting rights of members

Subject to any rights or restrictions as to voting for the time being attached to any class or classes of shares:-

(a)	at a meeting of members or classes of members, each member entitled to vote may vote in person or by proxy;

(b)	on a show of hands, every member present in person or by proxy, shall have one vote, provided that if a member is represented by two or more proxies, only one of the proxies, as the Chairman shall determine, shall be entitled to vote; and

(c)	on a poll every member present in person or by proxy shall have one vote for each share he holds or represents.

For the purpose of determining the number of votes which a member, being a depositor, or his proxy may cast at any general meeting on a poll, the reference to shares held or represented shall, in relation to shares of that depositor, be the number of shares entered against his name in the Depository Register as at 48 hours before the time of the relevant general meeting as supplied to the Company by the Depository.

Proposed Alterations to Existing Article 69

The words in bold below are proposed to be added to the existing Article 69:

69.	Voting rights of members

Subject to any rights or restrictions as to voting for the time being attached to any class or classes of shares for the time being forming part of the capital of the Company and to the provisions in Article 8 (Treasury shares) :-

(a)	at a meeting of members or classes of members, each member entitled to vote may vote in person or by proxy;

(b)	on a show of hands, every member present in person or by proxy, shall have one vote, provided that if a member is represented by two or more proxies, only one of the two or more proxies, as the Chairman shall determine, shall be entitled to vote; and

(c)	on a poll every member present in person or by proxy shall have one vote for each share he holds or represents.

For the purpose of determining the number of votes which a member, being a depositor, or his proxy may cast at any general meeting on a poll, the reference to shares held or represented shall, in relation to shares of that depositor, be the number of shares entered against his name in the Depository Register as at 48 hours before the time of the relevant general meeting as supplied to the Company by the Depository.

Existing Article 71

71.	Corporations acting by representatives

Any corporation which is a member of the Company may by resolution of its directors or other governing body authorize any person to act as its representative at any general meeting of the Company or of any class of members of the Company and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation as a corporation would exercise if it were personally present at the meeting.

Proposed Alterations to Existing Article 71

The words in bold below are proposed to be added to the existing Article 71:

71.	Corporations and limited liability partnerships acting by representatives

Any corporation or limited liability partnership which is a member of the Company may by resolution of its directors or other governing body authorise any person to act as its representative at any general meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation or limited liability partnership as a corporation or limited liability partnership would exercise if it were personally present at the meeting and such corporation or limited liability partnership shall for the purpose of these Articles (but subject to the Act) be deemed to be present in person at any such meeting if a person so authorised is present thereat.

Existing Article 74

74.	Deposit of instrument appointing a proxy

The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company, or at such other place in Singapore as is specified for that purpose in the notice convening the meeting, not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or, in the case of the poll, not less than 24 hours before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

Proposed Alterations to Existing Article 74

The words underlined above in the existing Article 74 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

74.	Deposit of instrument appointing a proxy

The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a certified copy of that power or authority shall be deposited at the registered office of the Company, or at such other place in Singapore as is specified for that purpose in the notice convening the meeting, not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or, in the case of the poll, not less than 24 hours before the time appointed for the taking of the poll, and in default, the instrument of proxy shall not be treated as valid.

Existing Article 78

78.	Remuneration of Directors

The remuneration of the Directors shall from time to time be determined by the Company in general meeting. Such remuneration shall not be increased except pursuant to an ordinary resolution passed at a general meeting where notice of the proposed increase shall have been given in the notice convening the meeting. Such remuneration shall be divided among the Directors in such proportions and in such manner as they may agree and in default of agreement, equally, except that in the latter event any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled to rank in such division for the proportion of remuneration related to the period during which he has held office.

Proposed Alterations to Existing Article 78

The words underlined above in the existing Article 78 (including part of its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

78.	Fees of Directors

The fees of the Directors shall from time to time be determined by the Company in general meeting. Such fees shall not be increased except pursuant to an ordinary resolution passed at a general meeting where notice of the proposed increase shall have been given in the notice convening the meeting. Such fees shall be divided among the Directors in such proportions and in such manner as they may agree and in default of agreement, equally, except that in the latter event any Director who shall hold office for part only of the period in respect of which such fees is payable shall be entitled to rank in such division for the proportion of fees related to the period during which he has held office.

Existing Article 90(2)

90(2).	Audit Committee

(i)	An audit committee shall be appointed from by the Directors from among their number (pursuant to a resolution of the Board) and shall composed of not fewer than three members of which a majority shall not be :-

(a)	executive Directors of the Company or any related corporation;

(b)	spouse, parent, brother, sister, son or adopted son or daughter or adopted daughter of an executive Director of the Company or of any related corporation; or

(c)	any person having a relationship which, in the opinion of the Directors, would interfere with the exercise of independent judgment in carrying out the function of an audit committee.

(ii)	The members of an audit committee shall elect a Chairman from among their number who is not an executive Director or employee of the Company or any related corporation.

(iii)	The audit committee may regulate its own procedure and in particular the calling of meetings, the notice to be given of such meetings, the voting and proceedings thereat, the keeping of the minutes and the custody, production and inspection of such minutes.

(iv)	In these Articles, “non-executive Director” or “a person who is not an executive Director” means a Director who is not an employee of and does not hold any other office of profit in, the Company or any subsidiary or associated company of the Company in conjunction with his office of Director and his membership of an audit committee, and executive Director shall be read accordingly.

Proposed Alterations to Existing Article 90(2)

The words underlined above in the existing Article 90(2) (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

90(2).	Audit Committee

(i)	An audit committee shall be appointed by the Directors from among their number (pursuant to a resolution of the Board) and shall composed of not fewer than three members of whom a majority shall not be :-

(a)	executive Directors of the Company or any related corporation;

(b)	spouse, parent, brother, sister, son or adopted son or daughter or adopted daughter of an executive Director of the Company or of any related corporation; or

(c)	any person having a relationship which, in the opinion of the Directors, would interfere with the exercise of independent judgment in carrying out the functions of an audit committee.

(ii)	The members of an audit committee shall elect a Chairman from among their number who is not an executive Director or employee of the Company or any related corporation.

(iii)	The audit committee may regulate its own procedure and in particular the calling of meetings, the notice to be given of such meetings, the voting and proceedings thereat, the keeping of the minutes and the custody, production and inspection of such minutes.

(iv)	In these Articles, “non-executive Director” or “a person who is not an executive Director” means a Director who is not an employee of and does not hold any other office of profit in the Company or any related corporation of the Company in conjunction with his office of Director and his membership of an audit committee, and executive Director shall be read accordingly.

Existing Article 96(2)

96(2)	Conference by telephone or any electronic means

The Directors may, if they think fit, confer by telephone or any other electronic means of communication by which all persons participating are able, contemporaneously, to hear and be heard by all other participants, and participation in this manner shall be deemed to constitute presence in person at a meeting. The Directors participating in any such meetings shall be counted in the quorum for such meting and all resolutions passed by a majority of the Directors for the time being of the Company at such meetings shall, notwithstanding the Directors are not present together in one place at the time of the meeting, be as valid and effectual as if it had been passed at a meeting of the Directors of the company duly convened and held. The signature of a Director by telefax, cable, telegram or other electronic means (duly authenticated) on the attendance sheet of the Minutes shall be conclusive evidence of his presence at the meeting. The minutes of such a meeting signed by the Chairman shall be conclusive evidence of any resolution of any meeting conducted in the manner as aforesaid.

Proposed Alterations to Existing Article 96(2)

The words in bold below are proposed to be added to the existing Article 96(2):

96(2)	Conference by telephone or any electronic means

The Directors may, if they think fit, confer by telephone or any other electronic means of communication by which all persons participating are able, contemporaneously, to hear and be heard by all other participants, and participation in this manner shall be deemed to constitute presence in person at a meeting. The Directors participating in any such meetings shall be counted in the quorum for such meeting and all resolutions passed by a majority of the Directors for the time being of the Company at such meetings shall, notwithstanding the Directors are not present together in one place at the time of the meeting, be as valid and effectual as if it had been passed at a meeting of the Directors of the Company duly convened and held. The signature of a Director by telefax, cable, telegram or other electronic means (duly authenticated) on the attendance sheet of the Minutes shall be conclusive evidence of his presence at the meeting. A meeting conducted by telephone or other means of communication as aforesaid is deemed to be held at the registered office of the Company or at the place agreed upon by the Directors attending the meeting, provided at least one of the Directors present at the meeting was at that place for the duration of the meeting. The minutes of such a meeting signed by the Chairman shall be conclusive evidence of any resolution of any meeting conducted in the manner as aforesaid.

Existing Article 100

100.	Meetings of committee

A committee may meet and adjourn its meetings as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

Proposed Alterations to Existing Article 100

The words in bold below are proposed to be added to the existing Article 100:

100.	Meetings of committee

(1)	The Directors may delegate any of their powers to committees consisting of such member or members of their body and (if thought fit) one or more other persons co-opted as hereinafter provided. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may from time to time be imposed upon it by the Directors. Any such regulations may provide for or authorise the co-option to the committee of persons other than Directors and for such co-opted members to have voting rights as members of the committee.

(2)	A committee may meet and adjourn its meetings as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes, the Chairman shall have a second or casting vote.

Existing Article 105

105.	Appointment of Executive Director

The Directors may from time to time appoint one or more of their body to the office of Executive Director for such period and on such terms as they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke any such appointment. A Director so appointed shall not, while holding that office, be subject to retirement by rotation or be taken into account in determining the rotation or retirement of Directors but his appointment shall be automatically determined if he ceases from any cause to be a Director. Where an Executive Director is appointed for a fixed term, the term shall not exceed five years.

Proposed Alterations to Existing Article 105

The words underlined above in the existing Article 105 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

105.	Appointment of Executive Director

The Directors may from time to time appoint one or more of their body to the office of executive Director for such period and on such terms as they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke any such appointment. A Director so appointed shall not, while holding that office, be subject to retirement by rotation or be taken into account when determining the rotation or retirement of Directors but his appointment shall be automatically terminated if he ceases for any cause to be a Director. Where an executive Director is appointed for a fixed term, the term shall not exceed five years.

Existing Article 114

114.	Presentation of accounts

The Directors shall from time to time in accordance with the Act cause to be prepared and to be laid before the Company in general meeting such profit and loss accounts, balance sheets and reports as are referred to in the Act. The interval between the close of a financial year of the Company and the issue of accounts relating to it shall not exceed six months.

Proposed Alterations to Existing Article 114

The words underline above in the existing Article 114 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

114.	Presentation of Accounts and timely submission

The Directors shall from time to time in accordance with the Act cause to be prepared and to be laid before the Company in general meeting such profit and loss accounts, balance sheets and reports as are referred to in the Act. The interval between the close of a financial year of the Company and the date of the annual general meeting shall not exceed four months (or such other period as may be permitted by the Act and/or any other applicable regulations or procedures).

Existing Article 115

115.	Copies of accounts

A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the Company in general meeting together with a copy of the Auditor’s report shall not less than 14 days before the date of the meeting be delivered or sent by post to every member of and every holder of debentures of the Company. Provided that this Article shall not require a copy of those documents to be sent to any person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

Proposed Alterations to Existing Article 115

The words in bold below are proposed to be added to the existing Article 115:

115.	Copies of accounts

A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the Company in general meeting together with a copy of the Auditor’s report shall not less than 14 days before the date of the meeting, be delivered or sent by post or served using permitted alternative form to every member of and every holder of debentures of the Company. Provided that this Article shall not require a copy of those documents to be sent to any person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

Existing Article 119

119.	Payment of dividends

No dividend shall be paid otherwise than out of profits or shall bear interest against the Company.

Proposed Alterations to Existing Article 119

The words in bold below are proposed to be added to the existing Article 119:

119.	Payment of Dividends

(1)	No dividend shall be paid otherwise than out of profits available for distribution under the provisions of the Statutes or shall bear interest against the Company.

(2) (a)	Subject to Article 119(2)(b), any profits of the Company applied towards the purchase or acquisition of its own shares in accordance with sections 76B to 76G of the Act shall not be payable as dividends to the shareholders of the Company.

(b)	Article 119(1) shall not apply to any part of the proceeds received by the Company as consideration for the sale or disposal of treasury shares which the Company has applied towards the profits of the Company.

(c)	Any gains the Company derived from the sale or disposal of treasury shares shall not be payable as dividends to the shareholders of the Company.

Existing Article 126

126.	Power to capitalise profits

The Company in general meeting may upon the recommendation of the Directors by ordinary resolution resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sum be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such members respectively or paying up in full unissued shares or debentures of the Company to be allotted, distributed and credited as fully paid up to and amongst such members in the proportion aforesaid, or partly in the one way and partly in the other, and the Directors shall give effect to such resolution. A share premium account and a capital redemption reserve may, for the purposes of this Article, be applied only in the paying up of unissued shares to be issued to members of the Company as fully paid bonus shares.

Proposed Alterations to Existing Article 126

The words underlined above in the existing Article 126 (including part of its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

126.	Bonus issues and capitalisation of profits and reserves

The Directors may, with the sanction of an ordinary resolution of the Company (including any ordinary resolution passed pursuant to Articles 5 and 50B:

(a)	issue bonus shares for which no consideration is payable to the Company by the persons registered as holders of shares at the close of business on:

(i)	the date of the ordinary resolution (or such other date as may be specified therein or determined as therein provided); or

(ii)	in the case of an ordinary resolution passed pursuant to Article 50B, such other date as may be determined by the Directors, in proportion to their then holdings of shares; and

(b)	capitalise any sum standing to the credit of any of the Company’s reserve accounts or other undistributable reserve or any sum standing to the credit of profit and loss account by appropriating such sum to the persons registered as holders of shares at the close of business on:

(i)	the date of the ordinary resolution (or such other date as may be specified therein or determined as therein provided); or

(ii)	in the case of an ordinary resolution passed pursuant to Article 50B such other date as may be determined by the Directors,

in proportion to their then holdings of shares and applying such sum on their behalf in paying up in full for new shares (or, subject to any special rights previously conferred on any shares or class of shares for the time being issued) for allotment and distribution credited as fully paid up to and amongst them as bonus shares in the proportion aforesaid.

Existing Article 127

127.	Implementation of resolution to capitalise profits

Whenever such a resolution as aforesaid shall have been passed the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Directors to make such provision by the issue of fractional certificates or by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions, and also to authorize any person to enter on behalf of all the members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such members.

Proposed Alterations to Article 127

The words underlined above in the existing Article 127 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

127.	Implementation of resolution to capitalise profits

(1)	The Directors may do all acts and things considered necessary or expedient to give effect to any such bonus issue and/or capitalisation under Article 126, with full power to the Directors to make such provisions as they think fit for any fractional entitlements which would arise on the basis aforesaid (including provisions whereby fractional entitlements are disregarded or the benefit thereof accrues to the Company rather than to the members concerned). The Directors may authorise any person to enter on behalf of all the members interested into an agreement with the Company providing for any such bonus issue or capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

(2)	In addition and without prejudice to the powers provided for by Article 126, the Directors shall have the power to issue shares for which no consideration is payable and to capitalise any undivided profits or other moneys of the Company not required for the payment or provision of any dividend on any shares entitled to cumulative or non-cumulative preferential dividends (including profits or other moneys carried and standing to any reserve or reserves) and to apply such profits or other moneys in paying up in full, in each case on terms that such shares shall, upon issue, be held by or for the benefit of participants of any share incentive or option scheme or plan implemented by the Company and approved by shareholders in general meeting and on such terms as the Directors shall think fit.

Existing Article 128

128.	Service of notice or other document

A notice may be given by the Company to any member either personally or sending it by post to him at his registered address, or such other address supplied by him to the Company for the giving of notices to him. Any notice to be sent to a member at an address outside Singapore shall be sent by airmail. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the notice, and to have been effected in the case of a notice of a meeting on the day after the date of its posting, and in any other case at the time at which the letter would be delivered in the ordinary course of post.

Proposed Alterations to Existing Article 128

The words underlined above in the existing Article 128 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

128.	Service of notice or other document

(1)	A notice or other document (including, without limitation, any accounts, balance-sheet or report) which is required or permitted to be given, sent or served under the Act or under these Articles, by the Company to any member may be given either personally or using a permitted alternative form or sending it to him by post at his registered address or such other address supplied by him to the Company for the giving of notices to him, except that any notice to be sent to a member at an address outside Singapore shall be sent by airmail. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the notice, and to have been effected in the case of a notice of a meeting on the day after the date of its posting, and in any other case at the time at which the letter would be delivered in the ordinary course of post. Any notice given, sent or served using a permitted alternative form shall be deemed to have been duly given, sent or served upon transmission of the electronic communication to the current address of such person or as otherwise provided under the Act and/or other applicable regulations or procedures.

(2)	Any notice on behalf of the Company or of the Directors shall be deemed effectual if it purports to bear the signature of the Secretary or other duly authorised officer of the Company, whether such signature is printed, written or electronically signed.

Existing Article 130

130.	Service of notices after death or bankruptcy of a member

A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or assignee of the bankrupt, or by any like description, at the address, if any, in Singapore supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

Proposed Alterations to Existing Article 130

The words underlined above in the existing Article 130 (other than its heading) are proposed to be deleted and the words in bold below are proposed to be added in place:

130.	Service of notices after death or bankruptcy of a member

Any notice or document delivered or sent by post or left at the registered address or given, sent or served using a permitted alternative form to the current address (as the case may be) to any member in pursuance of these Articles shall, notwithstanding that such member be then deceased or that the member is bankrupt, and whether or not the Company have notice of his demise or bankruptcy, be deemed to have been duly served in respect of any registered shares whether held solely or jointly with other persons by such member until some other person be registered in his stead as the holder or joint holders thereof and such service shall for all purposes of these Articles be deemed a sufficient service of such notice or document on his executors or administrators and all persons (if any) jointly interested with him in any such share.

Existing Article 134

134.	Service of notice after winding up

In the event of a winding up of the Company every member of the Company who is not for the time being in the Republic of Singapore shall be bound, within 14 days after the passing of an effective resolution to wind up the Company voluntarily, or within the like period after the making of an order for the winding up of the Company, to serve notice in writing on the Company appointing some householder in the Republic of Singapore upon whom all summonses, notices, processes, orders and judgments in relation to or under the winding up of the Company may be served, and in default of such nomination the liquidator of the Company shall be at liberty on behalf of such member to appoint some such person, and service upon any such appointee shall be deemed to be a good personal service on such member for all purposes, and where the liquidator makes any such appointment he shall, with all convenient speed, give notice thereof to such member by a registered letter sent through the post and addressed to such member at his address as appearing in the Register of Members, and such notice shall be deemed to be served on the day following that on which the letter is posted.

Proposed Alterations to Existing Article 134

The words in bold below are proposed to be added to existing Article 134:

134.	Service of notices after winding up

In the event of a winding up of the Company every member of the Company who is not for the time being in the Republic of Singapore shall be bound, within 14 days after the passing of an effective resolution to wind up the Company voluntarily, or within the like period after the making of an order for the winding up of the Company, to serve notice in writing on the Company appointing some householder in the Republic of Singapore upon whom subject to such householder’s prior written consent all summonses, notices, processes, orders and judgments in relation to or under the winding up of the Company may be served, and in default of such nomination the liquidator of the Company shall be at liberty on behalf of such member to appoint some such person, subject to such person’s prior written consent, and service upon any such appointee shall be deemed to be a good personal service on such member for all purposes, and where the liquidator makes any such appointment he shall, with all convenient speed, give notice thereof to such member by a registered letter sent through the post and addressed to such member at his address as appearing in the Register of Members or served using a permitted alternative form to the current address, and such notice shall be deemed to be served on the day following that on which the letter is posted.

CREATIVE TECHNOLOGY LTD

(Incorporated in the Republic of Singapore)

PROXY FORM FOR THE ANNUAL GENERAL MEETING

I/ We                                                                                                                                                                               being a member/ members of the above-mentioned Company hereby appoint                                                                                                                                                                                                                       of                                                                                                                                                                                                      or failing him,                                                                                                                                                                                                              of                                                                                                                                                         or failing him, the Chairman of the meeting as my/ our proxy to vote on my/ our behalf at the Annual General Meeting of the Company to be held on 31 October 2006 and at any adjournment thereof.

I/ We direct that my/ our proxy to vote in the following manner:-

RESOLUTIONS	FOR*	AGAINST*	ABSTAIN*
Ordinary Resolutions:

Resolution 1 To receive and adopt the Company’s Financial Statements, including the Directors’ Report, Audited Accounts and Auditors’ Report for the fiscal year ended 30 June 2006

Resolution 2 To re-elect Mr. Lee Kheng Nam as Director

Resolution 3 To approve Directors’ fees of S$240,000

Resolution 4

To approve the reappointment of PricewaterhouseCoopers as the Company’s independent public accountants for the fiscal year ending 30 June 2007 and to authorise the Directors to fix their remuneration

Special Businesses – Ordinary Resolutions

Resolution 5 To approve the Ordinary Dividend of US$0.25 per Ordinary Share

Resolution 6

To approve the issuance of new Ordinary Shares of up to 25% of the issued share capital for the time being from the 2006 AGM Date to the 2007 AGM Date pursuant to Section 161 of the Companies Act

Resolution 7

To approve issuance of new Ordinary Shares upon exercise of employee share options granted or to be granted under the Creative Technology (1999) Share Option Scheme from the 2006 AGM Date to the 2007 AGM Date pursuant to Section 161 of the Companies Act

Resolution 8 To approve the buy back of Ordinary Shares of the Company

Special Business – Special Resolution

Resolution 9 To approve the alterations to the Memorandum and Articles of Association of the Company.

*	Please indicate with an “X” in the appropriate box how you wish your proxy to vote.

Dated this                      day of                                  2006.

Number of shares held

Signature(s) of Members / or Common Seal

IMPORTANT: Please read the notes overleaf

Notes :

1.	Please insert the total number of Shares registered in your name. If the number of Shares is not inserted, this proxy form will be deemed to relate to the entire number of Shares registered in your name. If you have Shares entered against your name in the Depository Register (as defined in Section 130A of the Companies Act), you should insert that number of Shares. If you have Shares registered in your name in the Register of Members, you should insert that number of Shares. If you have Shares entered against your name in both the Depository Register and in the Register of Members, you should insert the total number of your Shares held in these Registers. If no number is inserted, the proxy form will be deemed to relate to all the Shares held by you.

2.	A member entitled to attend and vote at a meeting of the Company is entitled to appoint one or two proxies to attend and vote instead of him.

3.	When a member appoints more than one proxy, the appointments shall be invalid unless he specifies the proportion of his holding (expressed as a percentage of the whole) to be represented by each proxy.

4.	An instrument appointing a proxy must be deposited at the registered office of the Company at 31 International Business Park, Creative Resource, Singapore 609921, not less than 48 hours before the time set for the Annual General Meeting or any postponement or adjournment thereof.

5.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing, or if such appointor is a corporation under its common seal or under the hand of its officer or attorney, both duly authorised in writing. The Company shall be entitled to reject the instrument appointing a proxy or proxies if it is incomplete, improperly completed or illegible or where the true intentions of the appointor are not ascertainable from the instructions of the appointor specified in the instrument appointing a proxy or proxies. In addition, in the case of members whose Shares are entered against their names in the Depository Register, the Company may reject any instrument appointing a proxy or proxies lodged if such members are not shown to have Shares entered against their names in the Depository Register as at 48 hours before the time appointed for holding the Annual General Meeting as certified by The Central Depository (Pte) Limited to the Company.

6.	A corporation which is a member may authorise by resolution of its directors or other governing body such person as it thinks fit to act as its representative at the Annual General Meeting, in accordance with Section 179 of the Companies Act.

7.	Please indicate with an “X” in the appropriate box how you wish your proxy to vote. If this form is returned without any indication as to how your proxy shall vote, he may vote or abstain from voting as he thinks fit.